      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 1998


                                                      REGISTRATION NO. 333-53055

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          PIMCO ADVISORS HOLDINGS L.P.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                         6799                        13-3412614
      (STATE OR OTHER               (PRIMARY STANDARD              (I.R.S. EMPLOYER
       JURISDICTION OF                 INDUSTRIAL                 IDENTIFICATION NO.)
     INCORPORATION OR          CLASSIFICATION CODE NUMBER)
        ORGANIZATION)

                            800 NEWPORT CENTER DRIVE
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 717-7022
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               KENNETH M. POOVEY
                  CHIEF OPERATING OFFICER AND GENERAL COUNSEL
                            800 NEWPORT CENTER DRIVE
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 717-7022
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                                DAVID C. FLATTUM
                                LATHAM & WATKINS
                             650 TOWN CENTER DRIVE
                          COSTA MESA, CALIFORNIA 92626
                                 (714) 540-1235
      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE


==========================================================================================================================
                                           AMOUNT                                 PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES          TO BE            PROPOSED MAXIMUM         AGGREGATE             AMOUNT OF
         TO BE REGISTERED                REGISTERED        OFFERING PRICE(1)     OFFERING PRICE(1)      REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
Units of Limited Partner
  Interest........................       10,000,000              $31.22             $312,200,000           $92,099(2)
==========================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low sales prices for Holdings Units reported on the New York Stock Exchange on May 15, 1998.


(2) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


               SUBJECT TO COMPLETION, DATED                , 1998


                          PIMCO ADVISORS HOLDINGS L.P.
                10,000,000 UNITS OF LIMITED PARTNERSHIP INTEREST

     This prospectus covers the offer and sale of up to 10,000,000 units of limited partner interest ("Holdings Units") in PIMCO Advisors Holdings L.P., a Delaware limited partnership ("Holdings"), that may be offered and issued by Holdings from time to time in connection with exchange offers made by Holdings for Class A units of partnership interest ("Advisors Units") of PIMCO Advisors L.P. ("PIMCO Advisors") in accordance with Rule 415(a)(1)(viii) under the Securities Act of 1933, as amended (the "Securities Act"), or as otherwise permitted under the Securities Act. This prospectus, as amended or supplemented, if necessary, also relates to certain Holdings Units that may be resold or reoffered by persons who acquired such units pursuant to this prospectus.

     Holdings is a holding company which as its sole business acts as a general partner of PIMCO Advisors and owns in excess of 46 million Advisors Units, an approximate 43% equity interest in PIMCO Advisors. PIMCO Advisors is one of the largest investment management companies in the United States. Holdings owns one Advisors Unit for each Holdings Unit outstanding, as well as a number of Advisors Units allocable to the general partner interest of Holdings. Accordingly, each Holdings Unit represents an indirect economic interest in one Advisors Unit. Holdings will make offers under this prospectus to exchange one Holdings Unit for each Advisors Unit tendered.


     Holdings anticipates making the exchange offers during the semiannual periods, each comprising twenty business days, during which the PIMCO Advisors Partnership Agreement (as hereafter defined) generally permits Advisors Units to be transferred. At the time of each exchange offer, Holdings will by supplement to this prospectus provide detailed information regarding the terms of the offer, including the dates of commencement and expiration of the offer, the number of Advisors Units being tendered for, the procedures for tendering Advisors Units, any conditions to the offer, any ability of Holdings to modify or extend the offer, the identity of any exchange agent for the offer and the estimated fees and expenses of the offer.


     Holdings intends to offer one Holdings Unit for each Advisors Unit properly tendered in an exchange offer up to a maximum of 10,000,000 Holdings Units. If in any exchange offer hereunder, Advisors Units have been tendered and not properly withdrawn prior to the expiration date of that exchange offer in an amount such that the total number Holdings Units to be issued in that exchange offer, together with any prior exchange offers hereunder, exceeds the number of Holdings Units offered hereby, subject to the terms and conditions of the exchange offer, Holdings will accept the tendered Advisors Units on a pro rata basis.


     FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER, SEE "RISK FACTORS," ON PAGE 6.


     The Holdings Units are listed and principally traded on the New York Stock Exchange under the symbol "PA." On May 15, 1998, the last reported sale price per unit for the Holdings Units on the New York Stock Exchange was $31.00. The Holdings Units covered by this prospectus have been approved for listing, subject to notice of issuance, on the New York Stock Exchange. No underwriter will be used in connection with the exchange offers.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

     The exchange offers will not be made to, nor will Holdings accept surrenders for exchange from, holders of Advisors Units in any jurisdiction in which the exchange offer or its acceptance would not be in compliance with the securities or blue sky laws of that jurisdiction. In jurisdictions where securities, blue sky or other laws require the exchange offers to be made by a licensed broker or dealer, the exchange offers shall be deemed to be made on behalf of Holdings by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

              The date of this prospectus is                , 1998

                AVAILABLE INFORMATION/INCORPORATION BY REFERENCE

     Holdings files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information Holdings files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings for Holdings are also available to the public from the SEC's Website at "http://www.sec.gov."

     The SEC allows Holdings to "incorporate by reference" the information it files with them, which means that Holdings can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that Holdings files later with the SEC will automatically update and supersede this information.

     Holdings incorporates by reference the documents listed below and any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"): Holdings' Annual Report on Form 10-K for the year ended December 31, 1997; Holdings' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; the initial description of the Holdings Units contained in Holdings' Registration Statement on Form 8-A filed with the SEC on June 24, 1987, including any amendment or report filed for the purpose of updating such description; and Holdings' Registration Statement on Form S-1 (No. 333-39585).

     You may request a copy of these filings, at no cost, by writing or telephoning Holdings at the following address:

                  PIMCO Advisors Holdings L.P.
                  800 Newport Center Drive
                  Newport Beach, California 92660
                  Attention: Secretary
                  Telephone number: (949) 717-7022

     This prospectus is part of a registration statement Holdings filed with the SEC. This prospectus, which forms a part of the registration statement, does not contain all of the information contained in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

     You should rely only on the information or representations provided in this prospectus. Holdings has authorized no one to provide you with different information.

     Holdings is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                           FORWARD-LOOKING STATEMENTS

     Certain information in this prospectus constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the ability of PIMCO Advisors to retain key investment portfolio managers; the ability of PIMCO Advisors to earn performance based fees; fluctuations in the capital markets; national and local economic conditions and events, including interest rates and investor confidence; competition; and other factors referenced in this prospectus.

                                THE PARTNERSHIPS

     Holdings, a Delaware limited partnership, is a holding company which as its sole business acts as a general partner of PIMCO Advisors and owns in excess of 46 million Advisors Units, an approximate 43% equity interest in PIMCO Advisors. Holdings owns one Advisors Unit for each Holdings Unit outstanding, as well as a number of general partner Advisors Units. Accordingly, each Holdings Unit represents an indirect economic interest in one Advisors Unit.

     PIMCO Advisors is one of the largest investment management companies in the United States, with approximately $222 billion under management at April 30, 1998. PIMCO Advisors' business provides high quality fixed income and equity investment management to institutional and retail clients, offering the investment management expertise, performance record and reputations of its institutional investment managers, which include the fixed income oriented Pacific Investment Management Company ("Pacific Investment Management") and the equity oriented Oppenheimer Capital.

     PIMCO Advisors' business focuses on:

     Institutional Fixed Income. PIMCO Advisors provides fixed income investment management to large and medium-sized foreign and domestic corporate and public clients. Fixed income management is led by Pacific Investment Management, which offers impressive long-term performance records across a diverse range of product offerings such as total return, international and other duration and sector specific strategies.

     Institutional Equity. PIMCO Advisors provides equity investment management to institutional clients offering the investment management expertise of six equity management groups, including the highly regarded Oppenheimer Capital. PIMCO Advisors offers investors a variety of management styles, including value, growth, modified growth, quantitative and international management styles, as well as an enhanced index based strategy.

     Institutional clients invest through separate accounts and pooled vehicles such as the institutional share classes of the PIMCO Funds, PIMCO Advisors' family of 45 proprietary mutual funds. PIMCO Advisors offers its investment management services to institutional clients through client service representatives at its investment management companies.

     Retail Distribution. PIMCO Advisors offers the investment expertise of its institutional investment managers to retail investors through the retail share classes of the PIMCO Funds, which are distributed primarily through broker-dealers including PIMCO Funds Distributors LLC, a wholly-owned broker-dealer which distributes and markets shares of the retail mutual funds of PIMCO Advisors. In addition, PIMCO Advisors offers retail investors wrap fee accounts, variable annuity products, 401(k) programs and various investment products through sponsored trust companies.

     PIMCO Advisors' strategy is to increase the amount and diversification of its assets under management through (i) growth in the institutional market by providing high levels of client service and entering new markets, (ii) growth in the retail market by building brand awareness and direct marketing of the PIMCO Funds through its broker-dealer network and through penetrating additional distribution channels and (iii) new product offerings to institutions and retail investors.

     The revenues of PIMCO Advisors consist principally of management fees based on the value of assets under management and in some cases the performance of the advisor. The following table sets forth the composition of PIMCO Advisors' assets under management and their growth since December 31, 1994 (as adjusted to include the assets under management of Oppenheimer Capital):

                                             ASSETS UNDER MANAGEMENT
                                                  (IN BILLIONS)
                                       ------------------------------------
                                                AS OF DECEMBER 31
                                       ------------------------------------         COMPOUND
                                        1997      1996      1995      1994     ANNUAL GROWTH RATE
                                       ------    ------    ------    ------    ------------------
SOURCE
  Institutional Separate Accounts
     Fixed Income....................  $ 87.1    $ 63.4    $ 55.4    $ 42.6          26.9%
     Equity..........................    55.0      44.1      38.0      28.7          24.2%
     Retail Products and Mutual
       Funds.........................    57.4      50.7      39.0      29.4          25.0%
                                       ------    ------    ------    ------
       TOTAL.........................  $199.5    $158.2    $132.4    $100.7          25.6%
                                       ======    ======    ======    ======
ASSET MIX
  Fixed Income.......................  $115.5    $ 86.3    $ 74.7    $ 57.0          26.5%
  Equity.............................    81.2      69.0      54.9      41.2          25.4%
  Money Market.......................     2.8       2.9       2.8       2.5           3.9%
                                       ------    ------    ------    ------
       TOTAL.........................  $199.5    $158.2    $132.4    $100.7          25.6%
                                       ======    ======    ======    ======

     The principal offices of Holdings and PIMCO Advisors are located at 800 Newport Center Drive, Newport Beach, California. The partnerships' telephone number is (949) 717-7022.

                              THE EXCHANGE OFFERS

     Holdings intends to make semiannual exchange offers in order to provide the holders of Advisors Units with the opportunity to exchange their Advisors Units for Holdings Units, although no assurance can be made that such exchange offers will actually occur. Advisors Units are subject to restrictions on transfer, and therefore are an illiquid investment. As described below, Advisors Units generally may only be transferred during specified semiannual periods or to a small group of persons qualified to hold Advisors Units. Holdings Units are traded on the New York Stock Exchange and are therefore expected to provide a more liquid investment than the Advisors Units.

     Holdings is a holding company which owns one Advisors Unit for each Holdings Unit outstanding, as well as a number of Advisors Units allocable to the general partner interest of Holdings. Each Holdings Unit represents an indirect economic interest in one Advisors Unit. Exchange offers under this prospectus will offer to exchange one Holdings Unit for each Advisors Unit tendered.

     The PIMCO Advisors Amended and Restated Agreement of Limited Partnership (the "PIMCO Advisors Partnership Agreement") provides that, except for certain transfers of Advisors Units that are specified as being exempt, no Advisors Units may be transferred except during two "Semiannual Transfer Periods" each year. Within each Semiannual Transfer Period, there is a "Semiannual Exchange Period" during which, subject to certain conditions, Holdings shall make registered exchange offers for Advisors Units, pursuant to which the holders of Advisors Units may exchange their units for Holdings Units. The first Semiannual Exchange Period of a year, if any, begins following the issuance of the year end financial statements but no earlier than March 15 and ends no later than July 31 of such year, and the second Semiannual Exchange Period, if any, begins following the issuance of the financial statements for the first six months of such year but no earlier than August 15 and ends no later than December 31 of such year. A Semiannual Exchange Period lasts twenty business days or a greater number of days if required by the Exchange Act. In addition, during the Semiannual Transfer Periods, Advisors Units may be transferred to other persons qualified under the PIMCO Advisors Partnership Agreement to hold Advisors Units.

     At the time of each exchange offer, Holdings will by supplement to this prospectus provide detailed information regarding the terms of the offer, including the dates of commencement and expiration of the offer, the number of Advisors Units being tendered for, the procedures for tendering Advisors Units and withdrawing those tenders if so desired, any conditions to the offer, any ability of Holdings to modify or extend the offer, the identity of any exchange agent for the offer and the estimated fees and expenses of the offer. There can be no assurances, however, that any such offers will be made. In addition to the exchange offers, Holdings may acquire additional Advisors Units from time to time, in issuances from PIMCO Advisors or from holders of Advisors Units, in privately negotiated transactions or otherwise. There can be no assurances that these purchases would be on the same terms as the exchange offers.


     Holdings intends to offer one Holdings Unit for each Advisors Unit properly tendered in an exchange offer up to a maximum of 10,000,000 Holdings Units. If in any exchange offer hereunder, Advisors Units have been tendered and not properly withdrawn prior to the expiration date of that exchange offer in an amount such that the total number of Holdings Units to be issued in that exchange offer, together with any prior exchange offers hereunder, exceeds the number of Holdings Units offered hereby, subject to the terms and conditions of the exchange offer, Holdings will accept the tendered Advisors Units on a pro rata basis.


     Holders of the Advisors Units will not have any appraisal or dissenters' rights under the PIMCO Advisors Partnership Agreement in connection with the exchange offers. Holdings intends to conduct the exchange offers consistent with the applicable provisions of the PIMCO Advisors Partnership Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder.


     The PIMCO Advisors Partnership Agreement provides that if (a) the total number of Advisors Units either tendered pursuant to a registered exchange offer or proposed to be transferred in semiannual transfers during the Semiannual Transfer Period, plus (b) the total number of Advisors Units transferred in semiannual transfers during the preceding Semiannual Transfer Period, if any, in the same year, exceeds 10% of the total number of outstanding Advisors Units, the number of Advisors Units tendered pursuant to the registered exchange offer and proposed to be transferred in semiannual transfers during that Semiannual Transfer Period shall be reduced pro rata such that the 10% limit is not exceeded. For purposes of this 10% test, Advisors Units transferred in exempt transfers are not counted, and such transfers are permitted under the PIMCO Advisors Partnership Agreement even if the 10% limit requires that other proposed transfers be cut back.


     Because Holdings may only accept Advisors Units that are permitted to be transferred under the PIMCO Advisors Partnership Agreement, these transfer restrictions may have the effect of limiting the number of Advisors Units that Holdings may accept in any exchange offer. See "Comparison of Securities -- Transfers of Limited Partnership Interests; Admission of Limited Partners" for a more detailed description of these limitations. For accounting purposes, Holdings will recognize no gain or loss as a result of the exchange offers.

                                  RISK FACTORS

EFFECTS OF HOLDINGS -- LEVEL TAX ON DISTRIBUTIONS

     Effective January 1, 1998, Holdings became subject to a 3.5% federal tax on its gross revenue derived from active businesses. The tax is imposed on Holdings because its units are publicly traded. Holdings may also become subject to additional state taxes. PIMCO Advisors' units are not publicly traded and it is not subject to these taxes. These taxes reduce the amount of cash available for distribution to the holders of Holdings Units compared to that available to be paid out by PIMCO Advisors. Accordingly, if you exchange your Advisors Units for Holdings Units, your per-unit distribution is expected to decrease. Because each Holdings Unit currently represents an indirect economic interest in one Advisors Unit and PIMCO Advisors pays all of Holdings' operating expenses other than taxes, the difference in distributions between PIMCO Advisors and Holdings is generally equal to the per-unit amount of the tax, and any accruals or reserves. Currently, the difference in distributions between Advisors Units and Holdings Units is approximately 11-12% (currently $0.07 per unit per quarter). There can be no assurance that this difference will not increase in the future.

CERTAIN DIFFERENCES BETWEEN ADVISORS UNITS AND HOLDINGS UNITS


     If you tender your Advisors Units pursuant to an exchange offer, you will receive Holdings Units. Although a Holdings Unit and Advisors Unit represent the same economic interest in PIMCO Advisors, there are differences between the securities. In particular, Holdings is subject to a partnership-level tax on its gross revenue derived from active businesses. Prior to tendering your Advisors Units pursuant to an exchange offer, you should carefully review the section of this prospectus entitled "Comparison of Securities" which discusses the differences between an Advisors Unit and a Holdings Unit.


     Currently, each Holdings Unit represents an indirect investment in a single Advisors Unit. Holdings and PIMCO Advisors are party to an operating agreement which provides that Holdings will maintain one Advisors Unit held by Holdings or one of its affiliates for each Holdings Unit outstanding. PIMCO Partners, G.P. ("PGP"), as the sole general partner of Holdings and the controlling general partner of PIMCO Advisors, has the ability to modify the terms of this operating agreement. There can be no assurance that Holdings will be able to maintain the ratio of one Advisors Unit held by Holdings or an affiliate to one Holdings Unit outstanding, or that the operating agreement will remain in effect. The failure of Holdings to maintain this one to one ratio would dilute your indirect investment in PIMCO Advisors represented by a Holdings Unit.

     The tax effects of holding a Holdings Unit may vary from that of holding an Advisors Unit. Prior to tendering your Advisors Units pursuant to an exchange offer, you are urged to consult your own tax advisor and to carefully review the section of this prospectus entitled "Certain United States Federal Tax Considerations."

FAILURE TO EXCHANGE ADVISORS UNITS

     Holdings will issue Holdings Units in exchange for your Advisors Units only after timely receipt by the Exchange Agent of your Advisors Units, a properly completed and duly executed letter of transmittal in the form specified in a supplement to this prospectus and all other required documentation. Therefore, if you desire to tender your Advisors Units for Holdings Units, you should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor Holdings is under any duty to give you any notification of defects or irregularities with respect to tenders of your Advisors Units for exchange.

     Advisors Units that are not tendered or are tendered but not accepted will, following consummation of this exchange offer, continue to be subject to the existing transfer restrictions, including the restrictions contained in the PIMCO Advisors Partnership Agreement. As described in the section of this prospectus entitled "Comparison of Securities -- Transfers of Limited Partnership Interests; Admission of Limited Partners," Advisors Units generally may only be transferred during the specified Semiannual Transfer Periods or to a small group of persons qualified to hold Advisors Units. While Holdings currently intends to make offers of exchange to the Advisors Unitholders twice each year, during the periods when Advisors Units may be transferred under the PIMCO Advisors Partnership Agreement, there can be no assurances that any future exchange offers will be made. Accordingly, if you fail to participate in the exchange offer, you may have limited opportunities for liquidity in the future.

                                USE OF PROCEEDS

     Holdings will not receive any proceeds from the exchange offers. The Advisors Units received by Holdings in the exchange offers will, under the terms of the PIMCO Advisors Partnership Agreement, automatically convert into an equal number of units of general partner interest in PIMCO Advisors, and will ratably increase Holdings' percentage interest in PIMCO Advisors.

                       SELECTED HISTORICAL FINANCIAL DATA

     Holdings is a holding company which as its sole business acts as a general partner of PIMCO Advisors and owns an approximate 43% equity interest in PIMCO Advisors. The historical financial statements of Holdings and PIMCO Advisors are included in Holdings' Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, each of which is incorporated herein by reference.

                            PRO FORMA FINANCIAL DATA

     Holdings is a holding company which as its sole business acts as a general partner of PIMCO Advisors and owns an approximate 43% equity interest in PIMCO Advisors. The historical financial statements of Holdings and PIMCO Advisors are included in Holdings' Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, each of which is incorporated herein by reference. Per unit financial performance of Holdings is substantially identical to that of PIMCO Advisors, with the exception that Holdings is subject to the tax on its gross income described in "Certain United States Federal Income Tax Considerations -- Tax Classification of Holdings." As and to the extent that Advisors Units are exchanged for Holdings Units, Holdings' general partner interest in PIMCO Advisors grows proportionately. If all 10,000,000 Holdings Units covered by this Prospectus were exchanged for Advisors Units, Holdings' interest in PIMCO Advisors would increase by approximately 22%, resulting in equal percentage increases in Holdings' share of revenues, expenses and net income. Holdings' per unit financial performance would, however, remain unchanged.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Holdings is a holding company which as its sole business acts as a general partner of PIMCO Advisors and owns an approximate 43% equity interest in PIMCO Advisors. Management's discussion and analysis of the business conducted by each of Holdings and PIMCO Advisors is included in Holdings' Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, each of which is incorporated herein by reference.

                            COMPARISON OF SECURITIES

     The following discussion is a summary of the material differences between the PIMCO Advisors Partnership Agreement and the Holdings Amended and Restated Agreement of Limited Partnership (the "Holdings Partnership Agreement" or the "Current Holdings Partnership Agreement"). These agreements set forth the rights of the holders of the Advisors Units and the Holdings Units. On June 30, 1998, at a special meeting, the unitholders of Holdings will meet in order to consider, among other items of business, the approval of an Amended and Restated Partnership Agreement of Holdings (the "Proposed Holdings Partnership Agreement"). The Proposed Partnership Agreement contains material differences from the Current Holdings Partnership Agreement in an effort to eliminate inconsistencies and ambiguities in the Current Holdings Partnership Agreement which resulted in a large part from the change in Holdings' structure which occurred when Oppenheimer Capital merged with a subsidiary of PIMCO Advisors. The following discussion is qualified in its entirety by reference to the complete text of the PIMCO Advisors Partnership Agreement, the Current Holdings Partnership Agreement and the Proposed Holdings Partnership Agreement.

ORGANIZATION AND TERM

     Both PIMCO Advisors and Holdings are Delaware limited partnerships organized under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"). The PIMCO Advisors Partnership Agreement provides for PIMCO Advisors to continue in existence until December 31, 2086, unless earlier dissolved in accordance with the PIMCO Advisors Partnership Agreement. The Proposed Holdings Partnership Agreement continues the partnership as a limited partnership pursuant to the provisions of the Delaware Act. Both the Current and Proposed Holdings Partnership Agreements provide for Holdings to continue in existence until December 31, 2061, unless earlier dissolved in accordance with the partnership agreement or the Delaware Act.

BUSINESS PURPOSES

     The PIMCO Advisors Partnership Agreement provides that PIMCO Advisors' purpose is (i) to carry on an investment management and advisory business and
(ii) to carry on any other business which limited partnerships may carry on under the Delaware Act. The Current Holdings Partnership Agreement provides that the purpose of Holdings is (i) to, through an operating partnership, engage in investment advisory services, and (ii) to engage in all other aspects of the financial services business. The Proposed Holdings Partnership Agreement updates the description of the purpose of the partnership to conform to the new structure and provides that Holdings' purpose is (i) to acquire and hold Advisors Units, act as a general partner of PIMCO Advisors, and carry on through PIMCO Advisors an investment management and investment advisory business, and
(ii) to carry on any other business which limited partnerships may carry on under the Delaware Act.

CAPITAL ACCOUNTS

     The PIMCO Advisors Partnership Agreement and the Current and Proposed Holdings Partnership Agreements provide for the maintenance of capital accounts for all partners. The Proposed Holdings Partnership Agreement expands and clarifies these provisions in the Current Holdings Partnership Agreement to better conform them to current tax laws.

GENERAL PARTNER INTERESTS

  PIMCO Advisors

     The PIMCO Advisors Partnership Agreement provides for limited partner units and general partner units. Only general partners may hold general partner units. Class A general partner units and Class A limited partner units represent equivalent economic rights. Upon transfer to a limited partner, general partner units convert to limited partner units of the same class.

  Holdings

     The Current Holdings Partnership Agreement provides that the general partner interest represents a .01% interest in Holdings. Accordingly, the general partner receives allocations of .01% of any net income and net loss of the partnership, as well as a right to .01% of regular distributions. The remainder is paid out to the limited partners pro rata according to their unit holdings.

     The Proposed Holdings Partnership Agreement provides for two classes of units, limited partner units and general partner units. The general partner's current .01% interest will be converted into 5,000 general partner units (its per-unit economic equivalent) as of the effective date of the Proposed Holdings Partnership Agreement. Because general partner units and limited partner units carry equivalent economic rights, a general partner may convert its general partner units into limited partner units and vice-versa, so long as the outstanding general partner units continue to represent at least a .01% interest in the partnership.

     This change allows distributions to be paid out to all partners pro rata in accordance with their units, rather than allocating a fixed percentage to the general partner. Also, it facilitates maintenance of the one-for-one ratio between Holdings Units and the underlying Advisors Units owned by Holdings, since at all times the total number of limited partner units and general partner units outstanding will equal the number of Advisors Units owned by Holdings.

ISSUANCES OF INTERESTS IN THE PARTNERSHIP

  PIMCO Advisors


     The PIMCO Advisors Partnership Agreement provides that the general partner may issue additional classes or series of limited partner interests of PIMCO Advisors in amounts, for consideration and on terms and conditions, including the issuance of units or other equity securities with preferences, rights and powers senior to existing classes of securities or the Advisors Units, determined by the general partners, without the consent or approval of the limited partners.


  Holdings

     The Current Holdings Partnership Agreement provides that the general partner may issue additional Holdings Units, without the consent or approval of the limited partners, for any purpose of Holdings so long as Holdings receives the opinion of a nationally recognized independent investment banking firm that the issuance is fair from a financial point of view to the limited partners who are not affiliates of the general partner (a "fairness opinion"). A fairness opinion is not required for issuances of Holdings Units to the general partner in exchange for a pro rata portion of the general partner's interest in the operating partnership or of its general partner interest in Holdings, or for issuances pursuant to certain unit-based employee benefit plans.

     The Proposed Holdings Partnership Agreement modifies these provisions to reflect the new structure, where Holdings Units represent a flow-through investment in PIMCO Advisors, each representing an indirect interest in a single Advisors Unit. The Proposed Holdings Partnership Agreement provides that the general partner may issue additional securities of Holdings in amounts, for consideration and on terms and conditions determined by the general partner, without the consent or approval of the limited partners, so long as the consideration, if any, received for any Holdings Units issued is contributed to PIMCO Advisors in exchange for a number of Advisors Units equal to the number of Holdings Units issued. Any proposed issuance of Holdings Units in which an equal number of Advisors Units is not to be received may be made only upon the receipt of a fairness opinion.

     The Proposed Holdings Partnership Agreement has the effect of permitting issuances of Holdings Units in which the one-for-one relationship between Holdings Units and Advisors Units is maintained. So long as the ratio between Holdings Units and Advisors Units remains the same before and after the issuance, unitholders experience no economic dilution as a result of the issuance. However, under the PIMCO Advisors

Partnership Agreement, the general partners of PIMCO Advisors are permitted in their discretion to cause PIMCO Advisors to admit new limited partners and issue additional units of partner interest, without the consent or approval of any third party. The PIMCO Advisors Partnership Agreement permits, and Holdings intends to effect, semi-annual offers to be made to holders of Advisors Units to exchange such units for Holdings Units. Accordingly, the Proposed Holdings Partnership Agreement will have the effect of permitting the general partners of PIMCO Advisors to issue Advisors Units to persons who may then, subject to the limitations on transfer set forth in the PIMCO Advisors Partnership Agreement, exchange those Advisors Units for an equal number of Holdings Units, without the requirement of a fairness opinion or unitholder consent, other than as may be required by the New York Stock Exchange or other regulatory agencies.

     In connection with the acquisition of Oppenheimer Capital by PIMCO Advisors and in anticipation of the year-end combination of ownership of PIMCO Advisors and Oppenheimer Capital, L.P., Holdings received a fairness opinion from an independent investment bank as to the fairness from a financial point of view to the limited partners of Holdings who were not affiliates of the general partner of certain types of issuances of Holdings Units, including issuances in one for one exchanges for Advisors Units and issuances pursuant to incentive compensation plans upon the receipt of an equal number of Advisors Units. Accordingly, Holdings is currently able to issue Holdings Units which fall within the parameters of the opinion.

     Both the Current Holdings Partnership Agreement and the Proposed Holdings Partnership Agreement allow the creation of new classes or series of units, but require, in addition to requirements described above, the consent of a majority of a class or series of limited partner units not held by affiliates of the general partner prior to the issuance of any securities senior to such class or series. The Proposed Holdings Partnership Agreement clarifies that such consent is required not only for units senior with respect to distributions, but also with respect to rights to share in the profits or losses of the partnership or upon liquidation or dissolution of the partnership.

TRANSFERS OF LIMITED PARTNERSHIP INTERESTS; ADMISSION OF LIMITED PARTNERS

  PIMCO Advisors

     The PIMCO Advisors Partnership Agreement imposes transfer restrictions on Advisors Units. The restrictions are complex, but are summarized below.

     Exempt Transfers. A holder of Advisors Units may transfer them at an time in an Exempt Transfer, provided that the proposed transferee, if not already a partner of PIMCO Advisors or pursuant to a pledge of Advisors Units by PGP in a Permitted Lien Transfer (as defined in the PIMCO Advisors Partnership Agreement), executes and delivers to PIMCO Advisors a written application for admittance as a limited partner of PIMCO Advisors. The PIMCO Advisors Partnership Agreement defines an "Exempt Transfer" as the transfer of Advisors Units (i) involving the issuance of limited partner interests in exchange for cash, property or services as described in certain specified Treasury Regulations, (ii) by a limited partner at his death to another partner of PIMCO Advisors as described in certain specified Treasury Regulations, (iii) pursuant to certain kinds of Block Transfers (as defined below), or (iv) in connection with liens in respect of certain indebtedness of PGP. For these purposes, the PIMCO Advisors Partnership Agreement generally defines a "Block Transfer" as the transfer by a limited partner and any related persons of Advisors Units in one or more transactions during any 30 day period which represents in the aggregate more than 2% of the outstanding Advisors Units. The definition of a Block Transfer is dictated by, and subject to, certain applicable Treasury Regulations.


     In addition, the general partners of PIMCO Advisors may adopt rules consistent with applicable Treasury Regulations with regard to Block Transfers including the establishment of the minimum number of Advisors Units qualifying as a Block Transfer. Any holder of Advisors Units who proposes to effect a Block Transfer must provide notice to PIMCO Advisors including the names of the proposed transferees and the number of Advisors Units proposed to be transferred.



     Semiannual Transfers. The PIMCO Advisors Partnership Agreement provides that there shall be, if practicable, two periods each year (each, a "Semiannual Transfer Period") during which Advisors Units may be transferred or exchanged (either, a "Semiannual Transfer"). A Semiannual Transfer Period is defined as beginning on the first day of a "Semiannual Exchange Period" and ending ten business days following the end of the Semiannual Exchange Period. The first Semiannual Exchange Period of a year begins following the issuance of the year end financial statements but no earlier than March 15 and ends no later than July 31 of such year, and the second Semiannual Exchange Period begins following the issuance of the financial statements for the first six months of such year but no earlier than August 15 and ends no later than December 31 of such year. A Semiannual Exchange Period lasts twenty business days or a greater number of days if required by the Exchange Act.


     In addition, during the Semiannual Exchange Period, the holders of Advisors Units may give notice of their intent to transfer units to "Qualified Persons". The PIMCO Advisors Partnership Agreement generally defines a "Qualified Person" as PIMCO Advisors, current partners of PIMCO Advisors, members of the PIMCO Advisors Management Board, an executive officer of PIMCO Advisors or managing director of one of PIMCO Advisors' investment management subsidiaries or divisions or certain entities controlled by such persons and any person designated as a Qualified Person by the general partners of PIMCO Advisors. Subject to the limitations described below, these proposed transfers may be effected during the ten business days following the end of the Semiannual Exchange Period.


     The PIMCO Advisors Partnership Agreement imposes limitations on the number of Advisors Units which can be transferred pursuant to Semiannual Transfers in any one year. The PIMCO Advisors Partnership Agreement provides that if (a) the total number of Advisors Units either tendered pursuant to a registered exchange offer or proposed to be transferred pursuant to a Semiannual Transfer during a Semiannual Transfer Period, plus (b) the total number of Advisors Units transferred during the preceding Semiannual Transfer Period, if any, in the same year, exceeds 10% of the total number of outstanding Advisors Units, then the total number of Advisors Units either tendered pursuant to a registered exchange offer or proposed to be transferred pursuant to a Semiannual Transfer shall be reduced pro rata such that the 10% limit is not exceeded. If the 10% limit is to be exceeded during a Semiannual Transfer Period, PIMCO Advisors shall give prompt notice of such pro rata reduction to the general partners and all limited partners who tendered in the Semiannual Transfer. Exempt Transfers are not counted against the 10% limitation.


     The PIMCO Advisors Partnership Agreement provides that no holder of Advisors Units shall have a cause of action against, or the right to receive compensation from, Holdings for a failure to make a registered exchange offer during a Semiannual Exchange Period or from a general partner for a failure to provide two such Semiannual Exchange Periods in any one year, provided that the Public General Partner or general partners so acted in good faith.

     Transfer Pursuant to a Restructuring. The PIMCO Advisors Partnership Agreement provides broad authority of the general partner in the event that there is a substantial risk that the partnership will be treated as an association taxable as a corporation for federal income tax purposes. In such an event, the general partner is authorized to effect one or more restructurings which may involve, among other things, the transfer of all or part of the business of the partnership to one or more newly created business entities in exchange for interests in those entities which may be subject to substantial restrictions on transfer, the mandatory exchange of some or all Advisors Units or Holdings Units, as applicable, for interests in one or more newly established business entities holding the partnership's assets, or the imposition of substantial restrictions on the transferability of Advisors Units coupled with severe penalties for violations of such restrictions.

     Admission of Limited Partners. Persons desiring to be limited partners of PIMCO Advisors must execute and deliver an admission application to the partnership. The person is admitted if it is eligible to be a limited partner and its admission would not violate applicable securities laws or other rules and regulations, cause an "Assignment Event" or "Adverse Partnership Event" (as defined in the PIMCO Advisors Partnership Agreement) or affect PIMCO Advisors' existence or qualification as a limited partnership under the Delaware Act.

  Holdings

     Both the Current and Proposed Holdings Partnership Agreements provide that a limited partner generally may transfer its units of limited partner interest; provided, however, that no such transfer may occur if it would violate federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfers, or affect Holdings' existence or qualification as a limited partnership under the Delaware Act. Also, the Proposed Holdings Partnership Agreement clarifies that any transfer which would result in an Adverse Partnership Tax Event or an Assignment Event (as those terms are defined in the Proposed Holdings Partnership Agreement) is prohibited. Generally, the transferor ceases to be a limited partner upon the transferee's admission as a substitute limited partner, as provided below. Until admission, a transferee is an assignee of the partnership interest.

     The Current Holdings Partnership Agreement distinguishes between two types of persons seeking admission: substitute limited partners and additional limited partners. Substitute limited partners are those persons who acquire limited partner units by transfer from a previous holder and are admitted as a limited partner. Such persons may apply for admission as substitute limited partners by filing a transfer application, generally at the time of transfer, but do not become a substitute limited partner until the general partner consents thereto, which consent may be withheld in the general partner's sole discretion, and when any such admission as a substitute limited partner is shown on the books and records of Holdings. Additional limited partners are those persons who make capital contributions to Holdings and are admitted as limited partners. Those persons are admitted as additional limited partners upon furnishing to the general partner acceptance of the terms and conditions of the Current Holdings Partnership Agreement, and such other documents that the general partner may require. Admission becomes effective when the general partner determines that the conditions have been met.

     The Proposed Holdings Partnership Agreement contains similar provisions, providing that both transferees of Holdings Units and persons making a contribution to the partnership in exchange for newly issued Holdings Units become limited partners by executing and delivering a transfer application, which application is subject to the approval of the general partner. The Proposed Holdings Partnership Agreement clarifies that the application is deemed to be approved if not rejected by the third business day following the transfer. In addition, the Proposed Holdings Partnership Agreement has special provisions governing admission of underwriters and their transferees as limited partners. Underwriters are those persons who acquire units from Holdings or any general or limited partner pursuant to an underwritten public offering. Upon executing and delivering an admission application, such underwriter shall be admitted as a limited partner. Each initial transferee of an underwriter shall be admitted as a limited partner upon payments for the units of limited partner interest.

     The Proposed Holdings Partnership Agreement provides that no person shall be admitted as a limited partner if such admission would (i) violate federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfers, (ii) result in an Adverse Partnership Tax Event or an Assignment Event (as those terms are defined in the Proposed Holdings Partnership Agreement), or (iii) affect Holdings' existence or qualification as a limited partnership under the Delaware Act.

     In both cases, the Current Holdings Partnership Agreement and the Proposed Holdings Partnership Agreement provide that upon admission each limited partner agrees to be bound by the terms of the applicable partnership agreement.

DISTRIBUTIONS AND ALLOCATIONS

  PIMCO Advisors

     The PIMCO Advisors Partnership Agreement provides for the payment of quarterly distributions to unitholders of record as of the close of business on the last day of such quarter, payable within 30 days of the end of such quarter. The PIMCO Advisors Partnership Agreement provides for the distribution of "Distribut-able Cash," defined as an amount equal to the Operating Profit Available for Distribution (defined as the sum of net income plus non-cash charges from the amortization of intangible assets, non-cash compensation expenses arising from option and restricted unit plans, and losses of any subsidiary which is not a flow-through entity for tax purposes) for such fiscal quarter less the amount, if any, required for expenses, for capital expenditures, for future payments on any indebtedness, as reserves, or otherwise in the business of PIMCO Advisors, as determined by its general partners.

  Holdings

     Both the Current and Proposed Holdings Partnership Agreements provide for the payment of quarterly distributions to unitholders of record as of the close of business on the last day of such quarter, payable within 30 days of the end of such quarter. The Proposed Holdings Partnership Agreement provides for the distribution of "Distributable Cash," defined as an amount equal to the distributions declared by PIMCO Advisors for such quarter on the Advisors Units held by Holdings, less the amount, if any, required for taxes, for reimbursement of expenses, as reserves, or otherwise in the business of Holdings, as determined by the general partner. The Proposed Holdings Partnership Agreement differs from the Current Holdings Partnership Agreement by reflecting the new source of distributions (PIMCO Advisors), the repayment of the debt formerly owed to Holdings by Oppenheimer Financial Corp., and the new tax on gross revenues from active trades or businesses imposed on Holdings effective January 1, 1998. In addition, the Proposed Holdings Partnership Agreement clarifies that no distribution may be made to any unitholder if such distribution would violate
Section 17-607 of the Delaware Act or other applicable law.

     As noted above, by converting the general partner's interest into general partner units, the Proposed Holdings Partnership Agreement allows distributions and other allocations to be made pro rata among the partners based on the number of units owned, rather than a fixed .01% to the general partner. The Proposed Holdings Partnership Agreement also clarifies procedures for making allocations of net income and net loss, as well as special capital account and tax allocations, among the partners.

MANAGEMENT

  PIMCO Advisors

     The PIMCO Advisors Partnership Agreement provides that the business and affairs of PIMCO Advisors are exclusively managed by its general partners. So long as there is more than one general partner, each general partner has equal right, power and authority in the management and control of the business and affairs of PIMCO Advisors. Certain extraordinary actions, such as mergers, sales of substantially all of the partnership's assets, the incurrence of certain indebtedness or initiation of an insolvency, require the written consent of all the general partners. All other matters are decided by the general partners holding a majority of the outstanding general partner units.

     The PIMCO Advisors Partnership Agreement permits the general partners to delegate their power and authority. The general partners may, subject to certain limitations, constitute one or more boards or committees, delegate any or all of its rights and powers to manage and control the business and affairs of PIMCO Advisors to one or more such boards or committees, and revise and revoke any such constitution or delegation. However, the general partners may not delegate rights and powers with respect to any of the following actions: (i) admission of any successor or additional general partner, (ii) any amendment to the PIMCO Advisors Partnership Agreement, (iii) any action which would require the approval of the limited partners, or (iv) any action which, by reason of any provision of the PIMCO Advisors Partnership Agreement, requires the written consent of the general partners.


     The general partners have delegated the day to day management of PIMCO Advisors to a 16 member management board.

  Holdings

     The Current Holdings Partnership Agreement provides that the business and affairs of Holdings are exclusively managed by the general partner, which may delegate management duties and authority to a duly appointed attorney or attorney-in-fact. PGP, as the sole general partner of Holdings, has delegated the day to day management of Holdings to a three person management board.

     The Proposed Holdings Partnership Agreement similarly provides that the general partner has exclusive right and full power and authority to manage and control the business and affairs of Holdings and to take any action deemed necessary or desirable by it in connection with the business of Holdings. The Proposed Holdings Partnership Agreement further provides that, unless otherwise provided by the Proposed Holdings Partnership Agreement, the general partner may take any action in its management of Holdings, including amending the Proposed Holdings Partnership Agreement, without the approval of the limited partners.

     While the Current Holdings Partnership Agreement contemplates the admission of more than one general partner of Holdings, it does not provide for management by more than one general partner. The Proposed Holdings Partnership Agreement also contemplates the admission of more than one general partner, and modifies the provisions in the Current Holdings Partnership Agreement to provide for management by two or more general partners. If there is more than one general partner, each general partner has equal right, power and authority in the management and control of the business and affairs of Holdings. Certain extraordinary actions, such as mergers, sales of substantially all of the partnership's assets, the incurrence of certain indebtedness or initiation of an insolvency, require the written consent of all the general partners. All other matters are decided by the general partners holding a majority of the outstanding general partner units.

     The Proposed Holdings Partnership Agreement also permits the general partners to delegate their power and authority. The general partners may, subject to certain limitations, constitute one or more boards or committees, delegate any or all of its rights and powers to manage and control the business and affairs of Holdings to one or more such boards or committees, and revise and revoke any such constitution or delegation. However, where the Current Holdings Partnership Agreement does not impose limits on delegation, the Proposed Holdings Partnership Agreement limits the general partners' ability to delegate. The general partners may not delegate rights and powers with respect to any of the following actions: (i) admission of any successor or additional general partner, (ii) any amendment to the Proposed Holdings Partnership Agreement,
(iii) any action which would require the approval of the limited partners, or
(iv) any action which, by reason of any provision of the Proposed Holdings Partnership Agreement, requires the written consent of the general partners.

TRANSACTIONS INVOLVING GENERAL PARTNERS; CONFLICTS OF INTEREST

  Transactions Between PIMCO Advisors and its general partners or their affiliates

     The PIMCO Advisors Partnership Agreement expressly permits specific types of transactions between PIMCO Advisors and the general partners or their affiliates and establishes a standard by which the "fairness" of the transaction to PIMCO Advisors is judged. The PIMCO Advisors Partnership Agreement limits the transactions between PIMCO Advisors and the general partners or their affiliates to include, each on terms and conditions determined by the general partners: (i) a loan to PIMCO Advisors by a general partner or its affiliates, (ii) a loan by PIMCO Advisors to a general partner or its affiliates, (iii) services rendered by a general partner or its affiliates to PIMCO Advisors, or (iv) the general partner or its affiliates may sell, transfer or convey assets or property to, or purchase PIMCO Advisors' assets from, PIMCO Advisors, or use or lease PIMCO Advisors' assets.

     The PIMCO Advisors Partnership Agreement also establishes the standard by which to judge the "fairness" of the related transaction by instituting a pre-approval process. The PIMCO Advisors Partnership Agreement requires that before entering into any permitted transaction or agreement between PIMCO Advisors and a general partner or its affiliates, such transaction shall be determined to be fair to PIMCO Advisors by (i) a committee of members of the management board to which the general partners have delegated management authority, appointed by that management board, who are independent with respect to such transaction, or (ii) the general partners.

  Transactions Between Holdings and its general partner or its affiliates

     Both the Current and Proposed Holdings Partnership Agreements expressly permit transactions between Holdings and the general partner or its affiliates. The Proposed Holdings Partnership Agreement, however, clarifies the types of transactions permitted between Holdings and the general partner or its affiliates, and also clarifies the standard by which the "fairness" of the transaction to Holdings is judged.

     The Current Holdings Partnership Agreement does not limit the nature or kind of transactions that Holdings is permitted to enter into with the general partner or any of its affiliates. In contrast, the Proposed Holdings Partnership Agreement limits the transactions between Holdings and the general partner or its affiliates to include, each on terms and conditions determined by the general partner: (i) a loan to Holdings by the general partner or its affiliates, (ii) a loan by Holdings to the general partner or its affiliates,
(iii) services rendered by the general partner or its affiliates to Holdings,
(iv) the general partner or its affiliates may sell, transfer or convey assets or property to, or purchase Holdings' assets from, Holdings, or use or lease Holdings' assets, and (v) Holdings may enter into one or more agreements with PIMCO Advisors governing their relationship.

     The Proposed Holdings Partnership Agreement also clarifies the standard by which to judge the "fairness" of the related transaction by instituting a pre-approval process. Under the Current Holdings Partnership Agreement, the terms of transactions between Holdings and the general partner or its affiliates must be equivalent to terms obtainable by Holdings from a comparable unaffiliated third party. The Proposed Holdings Partnership Agreement requires that before entering into any permitted transaction or agreement between Holdings and the general partner or its affiliates, (i) such transaction or agreement shall be determined to be fair to Holdings by a committee of members of a management board to which the general partners have delegated management authority, appointed by that board, who are independent with respect to such transaction, or the general partner, or (ii) Holdings shall receive a fairness opinion.

  Conflicts of Interest

     The PIMCO Advisors Partnership Agreement provides that whenever a conflict of interest exists or arises between a general partner or its affiliates, on the one hand, and PIMCO Advisors or any other partner, on the other hand, other than the transactions listed above which require pre-approval, such conflict of interest shall be resolved by (i) a committee of members of the management board to which the general partners have delegated management authority, appointed by that management board, who are independent with respect to such conflict of interest, or (ii) the general partners. A resolution determined by such a committee or by the general partners in good faith, shall be conclusive and binding on the partners and PIMCO Advisors.

     The Current Holdings Partnership Agreement provides that whenever a conflict of interest exists or arises between the general partner or its affiliates, on the one hand, and the operating partnership or any unitholder, on the other hand, the general partner shall resolve such conflict of interest, taking into consideration the circumstances, the interests of the parties and other matters. The Proposed Holdings Partnership Agreement, however, provides that any conflict of interest between the general partner or its affiliates, on the one hand, and Holdings, on the other hand, other than the transactions listed above which require pre-approval, shall be resolved by (i) a committee of members of a management board to which the general partners have delegated management authority, appointed by that board, who are independent with respect to such conflict of interest, or (ii) the general partners. A resolution determined by such a committee or by the general partners in good faith, shall be conclusive and binding on the partners and Holdings.

VOTING RIGHTS

  PIMCO Advisors

     The management authority over PIMCO Advisors resides in its general partners, and limited partners generally have very limited ability to influence the affairs of the partnership. The PIMCO Advisors Partnership Agreement provides the limited partners with certain limited voting rights. Under the PIMCO Advisors Partnership Agreement (and the Delaware Act when applicable), the limited partners have voting rights with respect to: (i) the withdrawal, removal, transfer and replacement of a general partner other than as a result of a transfer of the general partner's interest to an affiliate, (ii) certain amendments to the partnership agreement (described more fully below under "-- Amendments"), (iii) certain events of dissolution, and the reconstitution of the partnership after a dissolution (described more fully below under "-- Dissolution and Liquidation"), (iv) the election, compensation and approval of a successor liquidating trustee, (v) a change in the state of organization of PIMCO Advisors, (vi) the conversion or reorganization of PIMCO Advisors into another type of legal entity (except in conjunction with a restructuring as described below under "-- Restructuring Authority") and (vii) a merger or consolidation of PIMCO Advisors with or into one or more Delaware limited partnerships or other business entities.

     The PIMCO Advisors Partnership Agreement provides that except as otherwise provided in the partnership agreement, the general partners may take any action, including the amendment of the partnership agreement, without the approval of the limited partners. Accordingly, the PIMCO Advisors Partnership Agreement generally supersedes the voting rights provisions of the Delaware Act.

  Holdings

     The management authority over Holdings resides in its general partner, and limited partners generally have very limited ability to influence the affairs of the partnership. Both the Current and Proposed Holdings Partnership Agreements provide the limited partners with certain limited voting rights. Under both the Current Holdings Partnership Agreement and the Proposed Holdings Partnership Agreement (and the Delaware Act when applicable), the limited partners have voting rights with respect to: (i) issuance of units which rank senior to Holdings Units, (ii) the withdrawal, removal, transfer and replacement of a general partner other than as a result of a transfer of the general partner's interest to an affiliate, (iii) certain amendments to the partnership agreement (described more fully below under "-- Amendments"), (iv) the approval of any amendment to the PIMCO Advisors Partnership Agreement which would be directly and materially adverse to the unitholders, (v) certain events of dissolution, and the reconstitution of the partnership after a dissolution (described more fully below under "-- Dissolution and Liquidation"), (vi) the election, compensation and approval of a successor liquidating trustee, (vii) a change in the state of organization of Holdings and (viii) the conversion or reorganization of Holdings into another type of legal entity (except in conjunction with a restructuring as described below under "-- Restructuring Authority"). The Proposed Holdings Partnership Agreement also clarifies the limited partners' voting rights with respect to mergers and other combinations involving Holdings, providing that any merger or consolidation of Holdings with or into any other business entity in which Holdings is not the surviving entity requires approval by a majority of each class of the outstanding Holdings Units. Other mergers or consolidations of Holdings would require consent only to the extent that they required actions which otherwise required Unitholder consent, such as certain types of partnership agreement amendments.

     Under the Proposed Holdings Partnership Agreement, the unitholders will no longer have specific voting rights with respect to distributions of publicly traded securities or certain transactions between the general partner and the operating partnership in connection with capital contributions by Holdings to the operating partnership. The Proposed Holdings Partnership Agreement also provides that except as otherwise provided in the partnership agreement, the general partners may take any action, including the amendment of the partnership agreement, without the approval of the limited partners. Accordingly, the Proposed Holdings Partnership Agreement generally supersedes the voting rights provisions of the Delaware Act.

PARTNERSHIP MEETINGS

     The PIMCO Advisors Partnership Agreement and the Current and Proposed Holdings Partnership Agreements provide that meetings of limited partners may be called by general partner(s) or limited partners holding at least 10% of the respective outstanding limited partner units. Within 60 days of receiving a request for a meeting, or such greater period as may be necessary, the general partner(s) will mail to each unitholder of record, at the address appearing on the books of the transfer agent, a notice of meeting establishing a meeting date not more than 60 days from the mailing date. Each of the agreements provide that the record date for voting at the meeting shall be set no less than 10 and no more than 60 days prior to the meeting date, and for a quorum of a majority of the partnership units entitled to vote, present in person or by proxy.

     The PIMCO Advisors Partnership Agreement and the Proposed Holdings Partnership Agreement state that action at a meeting shall be taken by a majority of the units present and entitled to vote with respect to a matter, unless the respective partnership agreement requires a different or higher percentage. In addition to the ability of the limited partners and the general partner to call meetings of the limited partners, the PIMCO Advisors Partnership Agreement and the Proposed Holdings Partnership Agreement allow a liquidating trustee to call a meeting of the limited partners. The PIMCO Advisors Partnership Agreement and the Proposed Holdings Partnership Agreement also provide that no action shall be taken at a meeting which is opposed by the general partners or the liquidating trustee unless the applicable partnership has received certain opinions of counsel.

     The PIMCO Advisors Partnership Agreement and the Current and Proposed Holdings Partnership Agreements provide that action may be taken by the partners without a meeting if written approvals setting forth the action so taken are given by partners holding not less than the minimum number of units that would be necessary to take such action at a meeting at which all of the partners were present and voted.

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

  PIMCO Advisors

     The PIMCO Advisors Partnership Agreement provides that the general partner may amend the partnership agreement without the vote or consent of the limited partners (i) to change the name or principal place of business of the partnership, (ii) for the admission, substitution, termination or withdrawal of partners, (iii) if necessary or advisable to preserve the limited liability of the limited partners or prevent the partnership from being taxed as a corporation for federal tax purposes, (iv) for any change which the general partners determine does not adversely affect the holders of any class or series of units in any material respect, in response to certain statutes and rulings or to facilitate trading of the Advisors Units or is necessary to fulfill the purposes of the agreement or to cure an ambiguity or inconsistency in the agreement, (v) to reflect the designations, preferences and rights of any newly created class or series of units, (vi) for changes that that the general partners determine are appropriate in connection with the creation of any newly created class or series of units or other equity security, or (vii) for changes that the general partners determine are appropriate in connection with an action taken pursuant to its restructuring authority (described more fully below in "-- Restructuring Authority").

     The PIMCO Advisors Partnership Agreement provides that any other amendment must be proposed by the general partner and approved by the partners. The PIMCO Advisors Partnership Agreement states that (i) any amendment which would materially and adversely affect a particular class or series of units must be approved by holders of a majority of such class or series and (ii) any amendment that would change the vote required to take an action must be approved by partners holding at least the percentage of units which would be changed by the proposed amendment.

  Holdings

     The Current Holdings Partnership Agreement provides that the general partner may amend the partnership agreement without the vote or consent of the limited partners (i) to change the name or principal place of business of the partnership, (ii) for the admission, substitution, termination or withdrawal of partners,

(iii) if necessary or advisable to preserve the limited liability of the limited partners or prevent the partnership from being taxed as a corporation for federal tax purposes, (iv) for changes inconsequential in nature and not adversely affecting the limited partners in any material respect, to cure an ambiguity or inconsistency in the agreement, in response to certain statutes and rulings or to facilitate trading of Holdings Units, (v) in response to changes in Delaware law, (vi) for certain tax purposes, (vii) to prevent the partnership from being deemed an investment company or subject to certain other regulations, or (viii) for other amendments similar to the foregoing. Other amendments require the affirmative vote of a majority of the outstanding Holdings Units, except for certain extraordinary amendments (such as one causing the limited partners to lose limited liability) which require a unanimous vote.

     The Proposed Holdings Partnership Agreement provides that the general partner may amend the partnership agreement without the vote or consent of the limited partners (i) to change the name or principal place of business of the partnership, (ii) for the admission, substitution, termination or withdrawal of partners, (iii) if necessary or advisable to preserve the limited liability of the limited partners or prevent the partnership from being taxed as a corporation for federal tax purposes, (iv) for any change which the general partners determine does not adversely affect the holders of any class or series of units in any material respect, in response to certain statutes and rulings or to facilitate trading of the Holdings Units or is necessary to fulfill the purposes of the agreement or to cure an ambiguity or inconsistency in the agreement, (v) to reflect the designations, preferences and rights of any newly created class or series of units, (vii) for changes that the general partners determine are appropriate in connection with the creation of any newly created class or series of units, or (viii) for changes that the general partners determine are appropriate in connection with an action taken under Article XVI (restructuring authority, described below).

     Both the Current and Proposed Holdings Agreements provide that any other amendment must be proposed by the general partner and approved by the unitholders. The Proposed Holdings Partnership Agreement clarifies that (i) any amendment which would materially and adversely affect a particular class or series of units must be approved by holders of a majority of such class or series, and (ii) any amendment that would change the vote required to take an action must be approved by partners holding at least the percentage of units which would be changed by the proposed amendment.

ADMISSION AND WITHDRAWAL OF GENERAL PARTNERS

  PIMCO Advisors

     The PIMCO Advisors Partnership Agreement requires the consent of a majority of all of the units for the admission of new general partners unless the admission is in connection with the transfer of all or a portion of a general partner's interest to an affiliate of that general partner pursuant to an Exempt Transfer or a Semiannual Transfer. Such transfer is permitted only if the general partner obtains certain opinions regarding the proposed transfer and the PIMCO Advisors Partnership Agreement is amended to reflect the admission of the new general partner.

     The PIMCO Advisors Partnership Agreement provides a procedure for the withdrawal of a general partner. If a general partner transfers all of its interest to an affiliate pursuant to an Exempt Transfer or a Semiannual Transfer, a general partner may withdraw without consent of the partners. In the event of any other proposed withdrawal, a general partner must give notice of its intent to withdraw, supported by certain required opinions of counsel, and the withdrawal must be approved by a majority of partners who are not affiliates of such general partner. The general partners shall call a meeting to consider the withdrawal no sooner than 60 days from the date of notice (180 days if there is only one general partner at the time). The successor elected at the meeting shall be admitted as a general partner immediately prior to the withdrawal of the existing general partner or, if no successor is elected but the withdrawal is approved, the general partner shall be entitled to withdraw, and the partnership shall be dissolved.

     The PIMCO Advisors Partnership Agreement provides that a general partner may be removed by the vote of 80% of all of the units.

  Holdings


     The substance of the provisions regarding admission of general partners generally remains unchanged in the Proposed Holdings Partnership Agreement, requiring consent of a majority of the unitholders for the admission of new general partners unless the admission is in connection with the transfer of all or a portion of a general partner's interest to an affiliate of that general partner. The Proposed Holdings Partnership Agreement does not include the provisions for pledges and other hypothecation of the general partner's interest that are included in the Current Holdings Partnership Agreement. In each case, such transfer is permitted only if the general partner obtains certain opinions regarding the proposed transfer.


     The Proposed Holdings Partnership Agreement clarifies the procedure for a withdrawal of a general partner. If a general partner transfers all of its interest to an affiliate, the general partner may withdraw without consent of the limited partners. In the event of any other proposed withdrawal, the general partner must give notice of its intent to withdraw, supported by certain required opinions of counsel, and the withdrawal must be approved by a majority of the limited partner units not held by affiliates of the general partner. The general partners shall call a meeting to consider the withdrawal no sooner than 60 days from the date of notice (180 days if there is only one general partner at the time). The successor elected at the meeting shall be admitted as a general partner immediately prior to the withdrawal of the existing general partner or, if no successor is elected but the withdrawal is approved, the general partner shall be entitled to withdraw, and the partnership shall be dissolved.

     Both the Current and Proposed Holdings Partnership Agreements provide that a general partner may be removed by the vote of 80% of the outstanding Holdings Units.

INDEMNIFICATION

  PIMCO Advisors

     The PIMCO Advisors Partnership Agreement provides that PIMCO Advisors shall indemnify an indemnitee (generally, a general partner, its affiliates and certain other parties serving at the request of PIMCO Advisors) if the indemnitee acted or failed to act in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of PIMCO Advisors and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any proceeding shall not, of itself, create a presumption that the indemnitee acted in contravention of the applicable standard. In addition, the PIMCO Advisors Partnership Agreement provides that PIMCO Advisors may enter into indemnification agreements with the indemnitees and purchase indemnitee insurance for the benefit of an indemnitee. Finally, the PIMCO Advisors Partnership Agreement provides for specific indemnification procedures.

  Holdings

     The Current Holdings Partnership Agreement generally provides that Holdings will indemnify and hold harmless the general partner, its affiliates and certain other parties to the fullest extent permitted by law, unless the indemnitee has been adjudged liable for actual fraud, willful misconduct or gross negligence, unless and only to the extent that the court in which such action was brought, or another court of competent jurisdiction, determines that, despite the adjudication of liability, but in view of all the circumstances of the case, the indemnitee is fairly and reasonably entitled to indemnification for such liabilities and expenses as the court may deem proper. The Current Holdings Partnership Agreement further provides that a negative disposition or any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre shall not, of itself, create a presumption of its violation of the applicable standard.

     The Proposed Holdings Partnership Agreement alters the standard by which an indemnitee is entitled to indemnification by Holdings. The Proposed Holdings Partnership Agreement provides that Holdings shall indemnify an indemnitee if the indemnitee acted or failed to act in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of Holdings and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Similar to the Current Holdings Partnership

Agreement, the negative disposition of any proceeding shall not, of itself, create a presumption that the indemnitee acted in contravention of the applicable standard.


     Both the Current Holdings Partnership Agreement and the Proposed Holdings Partnership Agreement provide that Holdings may enter into indemnification agreements with the indemnitees. The Proposed Holdings Partnership Agreement provides sample provisions that may be included in such indemnity agreements. Both the Current Holdings Partnership Agreement and the Proposed Holdings Partnership Agreement also provide that Holdings may purchase indemnitee insurance for the benefit of an indemnitee. The Current Holdings Partnership Agreement permits Holdings to adopt indemnification procedures, while the Proposed Holdings Partnership Agreement provides for indemnification procedures.

RESTRUCTURING AUTHORITY

     The Current Holdings Partnership Agreement gives the general partner the authority to adopt any amendments to the partnership agreement necessary, in the opinion of the general partner, to ensure that Holdings will not be treated as an association taxable as a corporation for federal income tax purposes.

     Both the PIMCO Advisors Partnership Agreement and the Proposed Holdings Partnership Agreement provide broad authority of the general partner(s) in the event that there is a substantial risk that the respective partnership will be treated as an association taxable as a corporation for federal income tax purposes. In such an event, the general partner(s) is authorized to effect one or more restructurings which may involve, among other things, the transfer of some or all of the business of the partnership to one or more newly created business entities in exchange for interests in those entities which may be subject to substantial restrictions on transfer, the mandatory exchange of some or all Advisors Units or Holdings Units, as applicable, for interests in one or more newly established business entities holding the partnership's assets, or the imposition of substantial restrictions on the transferability of Advisors Units or Holdings Units, as applicable, coupled with severe penalties for violations of such restrictions.

DISSOLUTION AND LIQUIDATION

  PIMCO Advisors

     The PIMCO Advisors Partnership Agreement provides for dissolution upon (i) the expiration of the term of the partnership, (ii) the determination of the general partners that projected future revenues of the partnership are insufficient to enable payment of projected expenses or that the continued operation is not in the best interests of the partners, (iii) the election of the general partners after an event pursuant to which the partnership becomes taxed as a corporation, (iv) the sale of all or substantially all of the partnership's assets not in connection with a restructuring, (v) the written consent of all of the partners, (vi) certain events of withdrawal of the general partner, including insolvency, unless the remaining general partners elect to continue the partnership or a majority of the partners agree to continue the partnership within 90 days and, if necessary, approve a successor and PIMCO Advisors receives certain tax opinions, or (vii) entry of a decree of dissolution under the Delaware Act.

     The PIMCO Advisors Partnership Agreement provides that the partnership may be reconstituted within 180 days of its dissolution because of a withdrawal of a general partner, provided that a majority of the remaining partners agree in writing to reconstitute PIMCO Advisors and PIMCO Advisors receives certain tax opinions. Upon a dissolution, if the partnership is not reconstituted, the PIMCO Advisors Partnership Agreement provides for the appointment of a liquidator, who shall wind up the business and distribute the partnership assets.

  Holdings

     Under the Current Holdings Partnership Agreement, the partnership is dissolved upon (i) the expiration of the term of the partnership, (ii) a bankruptcy or similar event with regard to the general partner, (iii) the written determination of the general partner to dissolve the partnership, (iv) a vote of 80% of the limited partners to dissolve, (v) the sale by the partnership of all or substantially all of its assets, or (vi) the withdrawal of the general partner unless in connection with the admission of a successor, unless all remaining partners agree in writing within 90 days to continue the partnership and approve a successor general partner.

     The Proposed Holdings Partnership Agreement modifies these conditions, providing for dissolution upon (i) the expiration of the term of the partnership, (ii) the written determination of the general partners that projected future revenues of the partnership are insufficient to enable payment of projected expenses or that the continued operation is not in the best interests of the partnership, (iii) the written election of the general partners after an event pursuant to which the partnership becomes taxed as a corporation,
(iv) the written election of the general partners approved by a majority of Holdings Units held by persons not affiliated with the general partners, (v) certain events of withdrawal of the general partner, including insolvency unless the remaining general partners elect to continue the partnership or a majority of the partners agree or vote to continue the partnership within 90 days and approve a successor, or (vi) entry of a decree of dissolution under the Delaware Act.

     Both the Current and Proposed Holdings Partnership Agreements provide that the partnership may be reconstituted within 180 days of its dissolution because of a withdrawal of a general partner. Upon a dissolution, if the partnership is not reconstituted, both the Current and Proposed Holdings Partnership Agreements provide for the appointment of a liquidator, who shall wind up the business and distribute partnership assets.

GENERAL PARTNER'S RIGHT TO PURCHASE

  PIMCO Advisors


     Under the terms of the PIMCO Advisors Partnership Agreement, upon the occurrence of certain events that would result in PIMCO Advisors being taxed as a corporation, the general partners have the authority to exchange some or all of the outstanding limited partner units for publicly traded equity securities of a general partner or to redeem some or all of the outstanding limited partner units for cash. In addition, the PIMCO Advisors Partnership Agreement allows the general partners to either exchange or redeem the units of a limited partner if such limited partner was an "eligible person" at December 31, 1997 and is no longer an "eligible person." The PIMCO Advisors Partnership Agreement generally defines an "eligible person" as any member of the Management Board of PIMCO Advisors, any executive officer of PIMCO Advisors or any managing director of an investment management subsidiary of PIMCO Advisors. This authority of the general partners to exchange and redeem units is in addition to the broad powers of the general partners to effect certain restructurings (as discussed above in "-- Restructuring Authority").


  Holdings

     Under the Current Holdings Partnership Agreement, the general partner has the right to purchase all of the outstanding limited partner units if less than ten percent of the outstanding Holdings Units is held by persons not affiliated with the general partner. Under the Proposed Holdings Partnership Agreement, the general partner no longer has this right to purchase.

                                   MANAGEMENT

     For a description of the management of Holdings and PIMCO Advisors, including a discussion of executive compensation and certain relationships and related transactions, see "Item 10: Directors and Executive Officers of the Registrant," "Item 11: Executive Compensation" and "Item 13: Certain Relationships and Related Transactions" in Holdings' Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference.

               PIMCO ADVISORS MARKET AND DISTRIBUTION INFORMATION

     The Advisors Units are not publicly traded and there is no established trading market for the Advisors Units. As of May 15, 1998, there were approximately 50 holders of record of the Advisors Units. PIMCO Advisors distributes on an annual basis cash in an amount equal to Operating Profit Available for Distribution (as defined in the PIMCO Advisors Partnership Agreement) less any amount deemed required for capital expenditures, future payments of indebtedness, as reserves or otherwise in the business of PIMCO Advisors. In general, the Management Board of PIMCO Advisors evaluates distribution levels late in the fourth quarter of each year based on expected year end earnings and the anticipated earnings for the ensuing year.

     PIMCO Advisors paid distributions equal to $0.47 per Class A unit per quarter for each quarter in the years ended December 31, 1996 and 1997, except the third and fourth quarters of 1997, for which it paid $0.58 per unit. The Management Board of PIMCO Advisors has set a quarterly distribution rate of $0.60 per PIMCO Advisors unit for the first three calendar quarters of 1998, which equates to a distribution rate at Holdings (after taxes at Holdings) of $0.53 per unit.

     Actual distribution levels will depend on the financial performance of PIMCO Advisors, and there can be no assurance that the stated distribution rates will be achieved. Distributions made by PIMCO Advisors will depend on the profitability of the investment management business of PIMCO Advisors, which is affected in part by overall economic conditions and other factors affecting capital markets generally, which are beyond the control of PIMCO Advisors. In addition, the general partners of PIMCO Advisors may, in determining the amount of distributions, deduct any amount from Operating Profit Available for Distribution the general partners deem may be required for capital expenditures, reserves or otherwise in the business of PIMCO Advisors. To the extent PIMCO Advisors retains profits in any year, unitholders may have taxable income that exceeds their cash distributions.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership of Holdings Units and Advisors Units as of April 1, 1998 by each person who, to Holdings' knowledge, is the beneficial owner of more than 5% of Holdings Units or Advisors Units and its executive officers. Except as indicated, the address of each person or entity listed below is 800 Newport Center Drive, Suite 100, Newport Beach, California 92660.

                                                          PERCENTAGE OF                      PERCENTAGE OF
                                        HOLDINGS UNITS      HOLDINGS       ADVISORS UNITS       HOLDINGS
                                         BENEFICIALLY         UNITS         BENEFICIALLY         UNITS
                                         OWNED(1)(2)       OUTSTANDING      OWNED(1)(3)      OUTSTANDING(4)
                                        --------------    -------------    --------------    --------------
FIVE PERCENT HOLDERS
PIMCO Partners, G.P. ("PGP")(5).......           0             --            53,790,538           53.8%
Pacific Life Insurance Company
  ("Pacific Life)(6)..................           0             --            58,905,813           56.0
Pacific LifeCorp ("LifeCorp")(6)......           0             --            58,905,813           56.0
Pacific Mutual Holding Company
  ("PMHC")(6).........................           0             --            58,905,813           56.0
Pacific Asset Management LLC
  ("PAM")(6)..........................           0             --            58,905,813           56.0
PIMCO Holding LLC ("PIMCO LLC")(7)....           0             --            54,143,742           54.0
PIMCO Partners, LLC ("PPLLC")(8)......           0             --            53,933,018           53.9
Thomson Advisory Group, Inc. ("TAG")..           0             --            14,380,217           23.7
William R. Benz, II(9)................      66,000              *            53,933,018           53.9
David H. Edington(9)..................     184,000              *            53,933,018           53.9
William H. Gross(9)(10)...............     404,356              *            53,953,018           54.1
John L. Hague(9)......................     184,000              *            53,933,018           53.9
Brent R. Harris(9)....................     184,000              *            53,933,018           53.9
Dean S. Meiling(9)....................     184,000              *            53,933,018           53.9
James F. Muzzy(9).....................     184,000              *            53,933,018           53.9
William F. Podlich, III(9)............      64,000              *            53,933,018           53.9
William C. Powers(9)..................     184,000              *            53,933,018           53.9
Lee R. Thomas(9)......................      21,006              *            53,933,018           53.9
William S. Thompson, Jr.(9)(11).......     190,000              *            53,933,018           53.9
Benjamin L. Trosky(9).................      73,000              *            53,933,018           53.9
EXECUTIVE OFFICERS NOT INCLUDED ABOVE
William D. Cvengros...................     120,000              *               400,000            1.1
Robert M. Fitzgerald..................      10,564              *                     0              *
Kenneth M. Poovey.....................       7,000              *               116,459              *
Stephen J. Treadway...................      17,797              *                 5,000              *
Richard M. Weil.......................      10,800              *                     0              *
All directors and executive officers
  as a group (6 persons)..............     171,848              *               521,459            1.8

---------------
  *  Less than 1%

 (1) Each of the persons and entities listed disclaims beneficial ownership of any units except to the extent that it has a pecuniary interest in such units.

 (2) Includes options exercisable within 60 days of April 1, 1998.

 (3) Does not include units underlying options which may be exercised for either units of limited partner interest in PIMCO Advisors or Holdings Units, which are reflected in the column titled "Holdings Units Beneficially Owned."

 (4) Assumes exchange of all units of limited partner interest in PIMCO Advisors for Holdings Units.

 (5) Includes 39,410,321 Advisors Units held of record by PGP and 14,380,217 Advisors Units held by TAG over which PGP may be deemed to have voting control. Does not include non-unitized 0.01% general partner interest in Holdings.

 (6) Includes (i) 53,790,538 Advisors Units which may be deemed to be beneficially owned by PGP, which may be deemed to be beneficially owned by Pacific Life and PAM, because PIMCO LLC is a general partner of PGP and is a wholly-owned subsidiary of PAM, which is a wholly-owned subsidiary of Pacific Life and (ii) an aggregate of 5,115,275 Advisors Units issued as follows: PIMCO LLC (353,204 units), Cadence Partners LP (2,665,000 units), NFJ Partners L.P. (1,057,211 units), and Parametric Partners L.P. (1,039,860 units), which may be deemed beneficially owned by PAM because PIMCO LLC, CCM LLC, NFJ LLC, and PPA LLC, are wholly-owned subsidiaries of PAM and CCM LLC, NFJ LLC, PPA LLC, in turn are the general partners of Cadence Partners L.P., NFJ Partners L.P., and Parametric Partners L.P., respectively. As general partners, CCM LLC, NFJ LLC and PPA LLC have shared investment and disposition powers with respect to units held by Cadence Partners L.P., NFJ Partners L.P., and Parametric Partners L.P., respectively. Also reflects all of the above for LifeCorp and PMHC because Pacific Life is a wholly-owned subsidiary of LifeCorp, which, in turn, is a majority-owned subsidiary of PMHC. The address of each of the above entities is: 700 Newport Center Drive, Newport Beach, California 92660.

 (7) Includes (i) 353,204 Advisors Units held of record by PIMCO LLC and (ii) 53,790,538 Advisors Units which may be viewed to be beneficially owned by PGP, which may be deemed to be owned by PIMCO LLC because PIMCO LLC is a general partner of PGP.

 (8) Includes (i) 142,480 Advisors Units held of record by PPLLC and (ii) 53,790,538 Advisors Units which may be considered to be beneficially owned by PGP and which may be deemed to be beneficially owned by PPLLC, which is a general partner of PGP.

 (9) Includes the following which may be deemed to be beneficially owned by the individual as a member of PPLLC: (i) 142,480 Advisors Units held of record by PPLLC and (ii) 53,790,538 Advisors Units which may be considered to be beneficially owned by PGP, and which may be deemed to be beneficially owned by PPLLC as a general partner of PGP.

(10) Includes 68,900 Advisors Units held in the Gross Family Foundation of which the individual is director and as to which he has shared voting and disposition power, 18,000 Advisors Units held by him and his spouse, of which he has shared voting and investment power, 500 Advisors Units held by his spouse of which he has no voting or investment power, and 1,850 held by his children of which he has voting and investment power.

(11) Includes 6,000 Advisors Units held in trusts of which the individual is trustee and as to which he has sole voting and disposition power.

CHANGE IN CONTROL OF HOLDINGS

     On November 4, 1997, the general partner of Holdings obtained a controlling interest in Holdings by acquiring from PIMCO Advisors a .01 percent (.01%) interest in Holdings as a general partner of Holdings in exchange for the payment by the general partner to PIMCO Advisors of $80,000.

     PIMCO Advisors acquired, among other things, the general partner interest in Holdings through the acquisition of the investment advisory assets of Oppenheimer Group Inc. ("Opgroup") on November 4, 1997. As consideration for the assets acquired, the Opgroup stockholders received 2,119,608 Advisors Units, rights to acquire up to 6,900,000 additional Advisors Units (which, after December 31, 1997, became rights to acquire an equivalent number of Holdings Units) at $33 1/3 per unit upon exchange of 6% Senior Notes due December 1, 2037 of Opgroup and rights, subject to certain conditions, to require PIMCO Advisors to re-purchase some or all of these units for $25.50 per unit.

                              PLAN OF DISTRIBUTION

     This prospectus covers the offer and sale of up to 10,000,000 Holdings Units that may be offered and issued by Holdings from time to time in connection with offers of exchange made by Holdings for Advisors Units. Holdings anticipates that the offers under this prospectus will offer to exchange one Holdings Unit for each Advisors Unit tendered. Holdings anticipates making the exchange offers during the semiannual periods during which the PIMCO Advisors Partnership Agreement permits Advisors Units to be transferred. At the time of each exchange offer, Holdings will by supplement to this prospectus provide detailed information regarding the terms of the offer, including the dates of commencement and expiration of the offer, the number of Advisors Units being tendered for, the procedures for tendering Advisors Units and withdrawing those tenders if so desired, any conditions to the offer, any ability of Holdings to modify or extend the offer, the identity of any exchange agent for the offer and the estimated fees and expenses of the offer. The Holdings Units covered by this prospectus have been approved for listing, subject to notice of issuance, on the New York Stock Exchange. No underwriter will be used in connection with the exchange offers.

     Holdings Units received in exchange for Advisors Units by persons who are not affiliates of Holdings may be sold or transferred by such persons without further registration under the Securities Act. However, Holdings Units received in exchange for Advisors Units by persons who are affiliates are subject to restrictions under the Securities Act. This prospectus, as amended or supplemented, if necessary, also relates to certain Holdings Units that may be resold or reoffered by persons who acquired such units pursuant to this prospectus. With the permission of Holdings, this prospectus, as amended or supplemented, if necessary, may be used by affiliates of Holdings for the offer and sale at various times of the Holdings Units received by them in an exchange offer. The selling securityholders will act independently of Holdings in making decisions with respect to the Holdings Units being offered hereby and may offer their Units in one or more of the following transactions:

     - on the New York Stock Exchange;

     - in the over-the-counter market;

     - in transactions other than on such exchange or in the over-the-counter market;

     - in brokerage transactions;

     - in privately negotiated transactions;

     - in connection with short sales of the Holdings Units;

     - by pledge to secure debts and other obligations;

     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

     - in a combination of any of the above transactions.

     The selling securityholders may sell their Holdings Units at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling securityholders may use broker-dealers to sell their Holdings Units. If this happens, broker-dealers will either receive discounts or commissions from the selling securityholders, or they will receive commissions from purchasers of Holdings Units for whom they acted as agents. The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the Units offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, in which case any commissions or discounts received by such broker-dealers, agents or underwriters and any profit on the resale of the Holdings Units offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any selling securityholders, (b) the name of any such broker-dealers, (c) the number of units involved, (d) the price at which such units are to be sold, (e) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable, (f) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (g) other facts material to the transaction.

     There is no assurance that any of the selling securityholders will sell any or all of the Holdings Units offered hereby.

     PIMCO Advisors may agree to pay certain costs and expenses incurred in connection with the registration of the Holdings Units offered hereby, except that the selling securityholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such units.

     Holdings may agree to keep the registration statement relating to the offer and sale by the selling securityholders of the Holdings Units continuously effective until a fixed date or such earlier date as such Holdings Units may be resold without registration under the provisions of the Securities Act.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a discussion of certain federal income tax consequences of the exchange offer and the receipt, retention, and disposition of Holdings Units. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactively. Neither Holdings nor PIMCO Advisors has requested a ruling from the Internal Revenue Service ("IRS") in connection with the exchange offer.

     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION AND DOES NOT ADDRESS ALL FEDERAL INCOME TAX CONSEQUENCES THAT MAY AFFECT THE RECEIPT, OWNERSHIP OR DISPOSITION OF HOLDINGS UNITS, NOR DOES THE DISCUSSION SPECIFICALLY ADDRESS THE EFFECT OF ANY APPLICABLE STATE, LOCAL, OR FOREIGN TAX LAWS. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF HOLDINGS UNITS IS URGED TO CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX AND REPORTING CONSEQUENCES ARISING FROM THE RECEIPT, OWNERSHIP AND DISPOSITION OF HOLDINGS UNITS AS THEY MAY RELATE TO HIS OR HER TAX SITUATION.

TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of Advisors Units for Holdings Units is intended to be treated for federal income tax purposes as a contribution of property to a partnership in exchange for an interest in Holdings. As such, under Section 721 of the Code, no gain or loss will be recognized by the exchanging party or Holdings on the exchange. The exchanging party will have a tax basis in its Holdings Units equal to the tax basis such party had in the surrendered Advisors Units and will have a holding period for the Holdings Units that includes the holding period that it had for the surrendered Advisors Units. Furthermore, Holdings will have a tax basis in the contributed Advisors Units equal to the tax basis of such Advisors Units in the hands of the exchanging party and will have a holding period for the Advisors Units that includes the holding period for such Advisors Units in the hands of the exchanging party.

TAX CLASSIFICATION OF HOLDINGS


     Tax Classification of Holdings Generally. At present Holdings is classified as a partnership for federal income tax purposes, and, as discussed below under "Publicly Traded Partnership Status," Holdings has elected to continue to be treated as such. In general, entities classified as partnerships under the Code are not subject to federal income tax (however, as discussed below in "Publicly Traded Partnership Status," commencing with the 1998 taxable year Holdings will be subject to a 3.5% federal tax on its gross income from the conduct of active trades or businesses, including its share of such gross income derived through PIMCO Advisors). Instead, all holders of partnership interests are taxable on their allocable share of partnership income or gain, whether or not such income or gain is distributed. If an entity formed as a partnership under state law were classified for federal income tax purposes as a corporation, income would be taxed at the entity level at the then applicable corporate rate of tax (currently a maximum federal marginal rate of 35%), and distributions to the partners of such partnership would constitute taxable dividends to the extent of current or accumulated earnings and profits of the entity.


     Publicly Traded Partnership Status. As a result of amendments to the Code made by the Revenue Act of 1987, pursuant to Code Section 7704(a) "publicly traded partnerships" are generally treated as corporations under the Code. The Holdings Units are publicly traded and thus Holdings constitutes a "publicly traded partnership" for purposes of Code Section 7704. As discussed below, since 1987 Holdings qualified for a temporary exception to the application of Code
Section 7704(a), and Holdings believes that under new tax legislation it qualifies and will continue to qualify for an indefinite exception that is available for the 1998 and subsequent tax years. However, if Holdings were determined at any time to be subject to Section 7704(a) of the Code, Holdings would be taxable as a corporation. In this event, the income, gain, loss, deductions and credits of Holdings would be reflected only on its tax return and would not be passed through to the holders of Holdings Units. If Holdings had positive taxable income for any period, it would be required to pay tax on such income at applicable corporate rates. The imposition of such tax would reduce the amount of distributions that would ultimately be made to holders of Holdings Units. In addition, the amount of any distributions to holders of Holdings Units would be taxable to them as ordinary dividend income to the extent of Holdings' current or accumulated earnings and profits, regardless of the source from which they were generated. Distributions in excess of Holdings' current or accumulated earnings and profits would be treated as a nontaxable return of capital to the extent of the holder's tax basis in its Holdings Units and thereafter treated as gain from the sale of such holder's Holdings Units.

     Because Holdings was publicly traded prior to the effective date of the amendments made by the Revenue Act of 1987, Holdings believes that from 1987 through December 31, 1997 it qualified for a temporary (10-year) exception to tax treatment as a corporation under Code Section 7704(a) (the "temporary exception"). This temporary exception permitted Holdings to continue to enjoy partnership status (and not be treated as a corporation) until December 31, 1997, so long as Holdings did not otherwise cease to be taxed as a partnership without regard to the publicly traded partnership rules before then.


     Pursuant to legislation enacted as part of the Taxpayer Relief Act of 1997, for tax years beginning after December 31, 1997, publicly traded partnerships that were covered by the temporary exception are eligible to elect (an "electing 1987 partnership") to be covered by another exception to tax treatment as a corporation (the "elective exception"). Subject to the discussion below, an "electing 1987 partnership" is exempt from the application of Code Section 7704(a) and therefore will continue to be taxed as a partnership and not a corporation. An "electing 1987 partnership" is subject to a 3.5% annual tax on its gross income from the active conduct of any trades or businesses (the "3.5% PTP tax"). For an "electing 1987 partnership" holding interests in another partnership, gross income includes such electing 1987 partnership's distributive share of any gross income from the other partnership's active conduct of a trade or business. The 3.5% PTP tax cannot be offset by any tax credits and will not be deductible for federal or state income tax purposes. An "electing 1987 partnership" is a publicly traded partnership that meets certain eligibility requirements specified in Code Section 7704(g), properly elects to be subject to Code Section 7704(g), and consents to the application of the 3.5% PTP tax for its first taxable year beginning after December 31, 1997. The election, once made, applies to the tax year for which it has been made and for all subsequent tax years, until revoked by the partnership. Consent of the IRS is not needed to revoke the election, and, once revoked, the election cannot be reinstated. Notwithstanding its election, an "electing 1987 partnership" will lose its partnership status as of the first day after December 31, 1997 on which it adds a substantial new line of business (within the meaning of Code Section 7704(g)).



     As discussed above, Holdings believes that it qualified through December 31, 1997, for the temporary exception to corporate tax treatment, and Holdings has taken all necessary action to elect to be covered by the elective exception commencing with its taxable year that began on January 1, 1998. Furthermore, Holdings does not anticipate either revoking the election or adding a substantial new line of business. However, because ongoing qualification for the elective exception will depend in large part upon facts existing in the future, there can be no assurances that Holdings will continue to qualify for the elective exception and could thereafter be subject to tax as a corporation.



     Flow-Through of Partnership Income. Except for the 3.5% PTP tax discussed above, no federal income tax will be paid by Holdings itself. Instead, holders of Holdings Units will be required to report on their federal income tax returns their allocable share of income, gains, losses, deductions and credits of Holdings. Holdings uses the calendar year for its tax year, and, under the Current Holdings Partnership Agreement, Holdings' income, gains and other tax items are calculated on a monthly basis and allocated for tax purposes to the holders of Holdings Units as of the last day of each month. The characterization of any item of profit or loss (e.g., as capital gain or loss rather than ordinary income or loss) will generally be the same for a holder of Holdings Units as it is for Holdings. Tax allocations are discussed further below. Because a holder of Holdings Units will be required to include Holdings' income or gain in gross income for tax purposes, without regard to whether there are any distributions from Holdings, a holder may become liable for taxes on Holdings' income or gain in excess of the cash distributions received by such holder. In this regard, because the 3.5% PTP tax will not be deductible for purposes of calculating Holdings' net taxable income, the imposition of such tax will reduce Holdings' ability to make distributions equal to its net taxable income (in other words, Holdings' net income used to pay the 3.5% PTP tax will be taxable to Holdings' partners but not available for distribution.)



     Because the activities of Holdings are expected to consist of holding PIMCO Advisors units, and the activities of PIMCO Advisors are expected to consist primarily of holding interests in the Investment Management Firms, the types of income that Holdings may realize is expected to be principally operating income from the operations of the Investment Management Firms, which will be characterized for tax purposes as if such income were realized directly by the holders of Holdings Units.



     Tax Classification of PIMCO Advisors. The Class A LP Units of PIMCO Advisors are no longer publicly traded. As in the case of Holdings, PIMCO Advisors qualified for the temporary exception to tax treatment as a corporation under Section 7704(a), and PIMCO Advisors believes that under the temporary exception it continued to enjoy partnership status (and not be taxed as a corporation) through December 31, 1997. However, unlike Holdings, PIMCO Advisors has not elected and is no longer eligible to elect to be covered by the "elective exception" to corporate tax treatment in 1998 and subsequent years. Instead, effective as of January 1, 1998, partnership interests of PIMCO Advisors have not been listed or traded on any securities exchange and PIMCO Advisors has imposed significant restrictions on the private transfer of such interests. Such cessation of public trading and transfer restrictions were intended to cause PIMCO Advisors to cease, as of December 31, 1997, to be a publicly traded partnership for purposes of Section 7704, with the result that it will continue to be classified as a partnership (and not a corporation) for federal tax purposes. If PIMCO Advisors continues to qualify as a partnership for tax purposes, it will not pay federal tax on its income, it will not be subject to the 3.5% PTP tax, and its income, gains and other tax items will be allocated to its partners, including Holdings, in the manner described above under "Flow-Through of Partnership Income." Since PIMCO Advisors is not eligible to elect to be covered by the elective exception, it will lose its classification as a partnership for tax purposes (and thus be taxable as a corporation) if at any time after January 1, 1998, its partnership interests are deemed to be "publicly traded" for purposes of Code Section 7704. Because the tax characterization of PIMCO Advisors partnership interests will depend upon facts existing in the future, there can be no assurance that in the future the IRS will not attempt to treat PIMCO Advisors partnership interests as publicly traded and PIMCO Advisors as a publicly traded partnership taxable as a corporation. Because substantially all of Holdings' income is derived from PIMCO Advisors, if the IRS were to successfully assert that PIMCO Advisors should be classified as a publicly traded partnership taxable as a corporation, PIMCO Advisors would be taxed on its income and its after-tax distributions to Holdings would be taxed as dividends. See "Tax Classification of Holdings Generally." Such corporate tax treatment of PIMCO Advisors would have a material adverse effect on Holdings' income and thus on its distributions to the holders of Holdings Units.


     Calculation of Adjusted Tax Basis and Treatment of Partnership Distributions. In general, a holder's tax basis in his Holdings Units will be equal to the tax basis such holder had in the Advisors Units that were exchanged by such holder for Holdings Units in the exchange offer), increased by the amount of any other contributions made by the holder to Holdings and by the holder's allocable share of any income of Holdings, and decreased by the amount of any distributions received by the holder from Holdings and by the holder's allocable share of any losses of Holdings. Increases in a holder's share of liabilities of Holdings (if any) are treated as contributions to Holdings by such holder and decreases in a holder's share of such liabilities (if any) are treated as distributions of cash by Holdings to such holder.


     As described above, holders of Holdings Units are subject to tax on their allocable share of Holdings' income whether or not distributed. Generally, the receipt of cash distributions from a partnership are not taxable to the recipient partner except to the extent that such distributions exceed the partner's tax basis in his interest in the partnership. Cash distributions (including deemed distributions resulting from a decrease in a partner's share of liabilities of the partnership) in excess of a partner's tax basis in his partnership interest are treated as gain realized from the sale or other taxable disposition of the partnership interest. Distributions of assets in kind to a partner from a partnership generally are not taxable to either the partnership or the recipient partner, although certain exceptions apply.

     Under the Proposed Holdings Partnership Agreement, items of partnership income, gain, loss, deduction and credit are determined on an annual basis and allocated ratably to holders who hold Holdings Units as of the last day of each month. Distributions are made to holders who hold Holdings Units on record dates determined by the General Partner. As a result, holders who sell Holdings Units at any time during Holdings' taxable year may be allocated taxable income of Holdings without receiving a distribution in respect of such income. Such an allocation would increase a holder's basis in his or her Holdings Units, however, and thus to such extent would decrease any gain or increase any loss recognized on a sale of such Holdings Units.


TAX ALLOCATIONS

     Overview. As indicated above, each holder of Holdings Units must include in taxable income his or her share of the taxable income of Holdings. Although the applicable tax rules are complex, it is anticipated that the reported income of each holder of Holdings Units will generally consist of two parts:


     - first, a share of the taxable income of Holdings calculated at the Holdings level (using Holdings' basis in its assets and without the benefit of any deductions for goodwill and certain other intangible assets that are eligible for amortization pursuant to Section 197 of the Code ("Section 197 Intangibles")), and


     - second, a deduction taken ratably over 15 years for the amortization of the portion of the original purchase price of the Advisors Units contributed to Holdings in the exchange offer allocable to Section 197 Intangibles, or, for holders who purchase Holdings Units, the portion of the original purchase price for such Holdings Units allocable to Section 197 Intangibles.

     The treatment of Section 197 Intangibles is discussed further under "Certain Additional Tax Considerations for Holders of Holdings Units." Set forth below is a discussion of three of the principal tax rules that are relevant in determining the taxable income allocable to any holder of Holdings Units:


     Code Section 704(b). Under Code Section 704(b), taxable income of Holdings must be allocated among Holdings Units in a manner that reflects the allocation of economic income. Thus, the basic allocation rule generally followed by Holdings is that its taxable income will be allocated pro rata among Holdings Units.



     Section 704(c). If a partner acquires an interest in Holdings in exchange for a contribution of property to Holdings, Holdings' initial tax basis in the contributed property may differ from the property's fair market value at the time of the contribution. In that event, the taxable income earned by Holdings from such property would differ from Holdings' "book income" from the property (which would be calculated under tax accounting principles using as the property's initial book value the property's fair market value at the time it was acquired by Holdings). Under Code Section 704(c), the taxable income and deductions of a partnership generally must be allocated to partnership interests that were issued in exchange for property in a way that eliminates the difference between the partnership's book value and tax basis for the property for which such interest was exchanged. Regulations allow a partnership to use any one of a number of reasonable methods for making this adjustment. A similar principle applies when the capital accounts for outstanding partnership interests are adjusted to fair market value. The book/tax differences stemming from the capital account adjustments must be allocated to partnership interests for which the adjustments are made. Special allocations of taxable income and deductions made to a partnership interest under Code Section 704(c) continue to be made even after the partnership interest is transferred to a new owner. The foregoing rules would apply to holders of Advisors Units contributing such Units to Holdings in exchange for Holdings Units in connection with the exchange offer, as well as to other persons contributing property to Holdings in exchange for Holdings Units.


     Code Section 754. Finally, Holdings and PIMCO Advisors each has in effect, and each Investment Management Firm has made, Code Section 754 elections. As a result, each purchaser of a Holdings Unit will be allowed to adjust the basis of Holdings' assets, solely for purposes of computing the taxable income of such purchaser, in an amount equal to the difference between the price paid for the Unit and the share of Holdings' basis in its assets allocable to that Unit. Substantially all of this adjustment is expected to be allocated to

Section 197 Intangibles, with the result that purchasers generally can deduct the amount of the adjustment ratably over 15 years. See "Certain Additional Tax Considerations for Holders of Holdings Units" below.

     CERTAIN OF HOLDINGS' ALLOCATION METHODS AND ASSUMPTIONS ARE DESIGNED TO DEAL WITH SOME OF THE PRACTICAL ISSUES THAT ARISE FROM OPERATING IN THE FORM OF A PUBLIC PARTNERSHIP. WHILE THESE METHODS AND ASSUMPTIONS HAVE NOT BEEN SPECIFICALLY APPROVED BY THE IRS, AND MAY NOT BE IN TECHNICAL COMPLIANCE WITH CODE SECTIONS 704(C) AND 754, HOLDINGS BELIEVES THAT THEY ARE CONSISTENT WITH THE PURPOSES OF THOSE PROVISIONS. HOWEVER, THE IRS COULD CHALLENGE THE ALLOCATION METHODS AND ASSUMPTIONS USED BY HOLDINGS, AND IF SUCH CHALLENGE WERE SUCCESSFUL, THE TAXABLE INCOME OF SOME HOLDERS OF HOLDINGS UNITS MIGHT BE INCREASED WITHOUT ANY CORRESPONDING INCREASE IN CASH DISTRIBUTIONS.

CERTAIN LIMITATIONS ON LOSSES AND DEDUCTIONS.


     Holders of Holdings Units are not expected to be allocated losses in excess of income. However, if this occurs, federal tax law provides for certain limitations (such as the "passive activity" and "at risk" rules) on a holder's ability to deduct such losses against income from other sources. The deduction of interest on debt used to purchase or carry Holdings Units may also be limited. Holders of Holdings Units should consult their tax advisors with regard to the possible application of such rules related to limitations on the deductibility of Holdings' losses and investment interest.


DISPOSITION OF HOLDINGS UNITS

     Gain or loss from a sale or other disposition of a Holdings Unit will generally be based on the difference between the amount realized and the holder's adjusted tax basis for such Holdings Unit. The amount realized will include the holder's share of partnership liabilities. Any such gain or loss will generally be taxable as either midterm or long-term capital gain or loss if the holder has held the Holdings Unit for more than one year but not more than eighteen months (in the case of mid-term capital gain or loss) or more than eighteen months (in the case of long-term capital gain or loss). However, a holder of Holdings Units may recognize ordinary income from sale proceeds attributable to unrealized receivables and inventory of Holdings ("Section 751 Assets"). Such ordinary income may exceed net gain realized upon the sale of Units and may be recognized even if there is a net loss on the sale of Units. Because amortization deductions with respect to Section 197 Intangibles will be treated as Section 751 Assets, if such Section 197 Intangibles maintain their value, sellers of Holdings Units who have been allocated amortization deductions attributable to such Section 197 Intangibles will recognize ordinary income on the sale equal to the amount of amortization deductions previously taken. If, however, there is a loss on the sale of Holdings Units and such loss is attributable to the decline in the value of the Section 197 Intangibles, the loss in some circumstances might be deferred until a holder disposes of all of his or her Holdings Units.


     The IRS has ruled that a partner acquiring multiple interests in a partnership in separate transactions at different prices must maintain an aggregate adjusted tax basis in a single partnership interest consisting of the combined interests in the partnership. Upon a disposition of a portion of such single interest, the partner would, under the ruling, be required to apportion equitably his or her aggregate tax basis between the interest sold and the interest retained. Under this ruling, a holder of Holdings Units that had acquired Advisors Units at different prices would in effect be precluded from selecting which Holdings Units to sell, and thereby from selectively controlling the recognition of gain or loss.


     Certain Reporting Requirements. In order to comply with Code requirements and avoid imposition of potentially significant penalties, holders of Holdings Units transferring any such Units, other than through a broker subject to the provisions of Code Section 6045, must report such transfer to Holdings. In addition, under Code Sections 1060, 755 and related provisions, transferors and transferees of Holdings Units must report the amount of any basis adjustment allocated to Section 197 Intangibles.

     Any person who holds Holdings Units as a nominee for another person is required to furnish to Holdings: (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) certain information relating to the status of the beneficial owner; (iii) the amount and description of the Holdings Units held, acquired or transferred for the beneficial owner, and (iv) certain other information including the dates of acquisitions and transfers, means of acquisitions and transfers and the acquisition cost of any Holdings Units, as well as the amount of net proceeds from sales of Holdings Units. Brokers and financial institutions are required to furnish certain additional information on Holdings Units they acquire, hold or transfer for their own accounts including the amount of net proceeds from sale.


BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments to noncorporate holders of the proceeds of a sale of Holdings Units and "backup withholding" at a rate of 31% will apply to such payments if the holder fails to provide an accurate taxpayer identification number. In addition, distributions made to or on behalf of a noncorporate holder whose Holdings Units are held by a broker may be subject to a backup withholding tax unless the holder complies with certain reporting requirements.

CERTAIN ADDITIONAL TAX CONSIDERATIONS FOR HOLDERS OF HOLDINGS UNITS

     Section 197 of the Code added by the Revenue Reconciliation Act of 1993, generally allows an amortization deduction with respect to any Section 197 Intangible acquired by the taxpayer after August 10, 1993 and held in connection with the conduct of a trade or business. The amount of such deduction is determined by amortizing the taxpayer's adjusted tax basis in such intangible ratably over 15 years. Section 197 Intangibles generally include goodwill and going concern value, among other items.


     The portion of the purchase price of an interest in a partnership that is allocable to Section 197 Intangibles will generally equal the excess of the purchase price over a partner's proportionate share of the fair market value of the partnership's assets that are not Section 197 Intangibles, as determined based on the allocation methods employed by the partnership. In the present case, the per-Holdings Unit value of such other assets could be affected by a number of factors, including the issuance of new Holdings Units by Holdings. The amount allocated to Section 197 Intangibles by any holder of Holdings Units could be reduced if the IRS were to challenge the allocation methods used by Holdings. See "--Tax Allocations." Deductions from amortization of Section 197 Intangibles will decrease the holder's tax basis in his Holdings Units, and such deductions will be recaptured as ordinary income upon a taxable disposition of the Holdings Units to the extent that amortization deductions are not matched by a decline in the fair market value of the relevant intangible assets. See "--Disposition of Units."


SPECIAL STATUS TAXPAYERS

     The foregoing is a general discussion of federal tax laws related to the exchange offer and the ownership and disposition of Holdings Units that apply in the case of most United States taxpayers. Under federal tax laws, however, additional or different tax rules may apply to persons or entities having a special status for tax purposes, such as tax-exempt entities, foreign individuals and entities, regulated investment companies and real estate investment trusts. A prospective holder of Holdings Units that is such a special status person or entity should consult his, her or its tax advisor with regard to the tax consequences to such holder of the exchange offer and the ownership and disposition of Holdings Units.

STATE AND LOCAL TAXES


     The above discussion does not address the tax consequences, under applicable state and local income tax laws, of the exchange offer and the ownership or disposition of Holdings Units. In this regard, holders of Holdings Units should note that California has enacted legislation that will impose a 1% tax on the gross income from active trades and businesses derived from California sources by electing 1987 partnerships, with such 1% tax to remain applicable to an electing 1987 partnership so long as it is subject to the 3.5% PTP tax. It is possible that other states may at some time impose similar taxes on income derived from such states by an electing 1987 partnership such as Holdings. Holders of Advisors Units are urged to consult their tax advisors with regard to the tax consequences, under state and local income tax laws, of the exchange offer and the ownership and disposition of Holdings Units.

                                    EXPERTS

     The consolidated financial statements of PIMCO Advisors as of December 31, 1997 and 1996 and for the years then ended and the financial statements of Holdings as of December 31, 1997, April 30, 1997 and 1996 and for the eight month period ended December 31, 1997 and two years ended April 30, 1997 have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of PIMCO Advisors as of December 31, 1995 and for the year then ended have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance on the report of such firm given on their authority as experts in auditing and accounting.

                                 LEGAL OPINIONS

     For the purpose of this offering, Kenneth M. Poovey, Holdings' Chief Operating Officer and General Counsel, is giving his opinion on the validity of the Holdings Units. Mr. Poovey, individually and with members of his family owns, has options to purchase or has other interests in, Holdings Units.

=========================================================

     PROSPECTIVE INVESTORS MAY ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO PERSON HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDINGS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY IN ANY JURISDICTION IN WHICH THE OFFER OR SALE IS NOT PERMITTED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOLDINGS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                            PAGE
                                            ----
Available Information/Incorporation by
  Reference...............................     2
Forward-Looking Statements................     2
The Partnerships..........................     3
The Exchange Offers.......................     4
Risk Factors..............................     6
Use of Proceeds...........................     7
Selected Historical Financial Data........     7
Pro Forma Financial Data..................     7
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................     7
Comparison of Securities..................     8
Management................................    22
PIMCO Advisors Market and Distribution
  Information.............................    22
Voting Securities and Principal Holders
  Thereof.................................    23
Plan of Distribution......................    24
Certain United States Federal Tax
  Considerations..........................    27
Experts...................................    33
Legal Opinions............................    33


=========================================================
=========================================================
                                10,000,000 UNITS
                                   OF LIMITED
                            PARTNERSHIP INTEREST IN

                          PIMCO ADVISORS HOLDINGS L.P.
                          ---------------------------
                                   PROSPECTUS
                          ---------------------------
                                           , 1998
=========================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 17-108 of the Delaware Revised Uniform Limited Partnership Act permits a limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims whatsoever, subject to such standards and restrictions, if any, as set forth in its partnership agreement.

     Under the Holdings Partnership Agreement, the general partner of Holdings, its affiliates and all officers, directors, partners, agents and employees of the general partner and its affiliates will not be liable to Holdings or to any Unitholders for any actions or inactions of the general partner or such other persons if such action or inaction did not constitute actual fraud, gross negligence or willful or wanton misconduct. Holdings will indemnify the general partner and such persons and entities against all losses or liabilities, costs and expenses (including legal fees and expenses) incurred by the general partner or any such persons or entities arising from their conduct whenever such course of conduct does not constitute actual fraud, gross negligence or willful or wanton misconduct.

     In regards to PIMCO Advisors, certain executive officers of PIMCO Advisors and directors and officers of Thomson Advisory Group, Inc., the former general partner of PIMCO Advisors ("TAG"), and Thomson Investor Services, Inc. ("TIS") are parties to indemnification agreements with PIMCO Advisors pursuant to which PIMCO Advisors has agreed, to the fullest extent permitted by law, to indemnify such persons from and against, among other things, all losses, claims, liabilities, expenses and other amounts arising from any and all claims, actions or proceedings in which any such person may be involved by reason of his or her status as an officer of PIMCO Advisors or in connection with such person's services to TAG and TIS.

     The PIMCO Advisors Partnership Agreement provides that each officer and director of PIMCO Advisors shall be indemnified by PIMCO Advisors against any and all losses, claims, damages, liability and expense arising from any proceeding in which any such director or officer may be involved by reason of his or her status and further shall be advanced expenses in defending any such proceeding to the fullest extent permitted by law. PIMCO Advisors will not be permitted to change the indemnification provisions of the PIMCO Advisors Partnership Agreement for at least six years following the 1994 consolidation of the businesses of TAG and the investment management businesses owned by Pacific Life Insurance Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling PGP (as the general partner of Holdings and the managing general partner of PIMCO Advisors) pursuant to the foregoing provisions, PGP has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

    EXHIBIT
      NO.                              DESCRIPTION
    -------                            -----------
      3.1      Amended and Restated Agreement of Limited Partnership of
               PIMCO Advisors Holdings L.P. dated March 14, 1991
               (Incorporated by reference to Exhibit 3.1 of PIMCO Advisors
               Holdings L.P.'s Registration Statement No. 333-39585 on Form
               S-1)
      3.1.1    Amendment to Amended and Restated Agreement of Limited
               Partnership of PIMCO Advisors Holdings L.P. dated November
               4, 1997 (Incorporated by reference to Exhibit 3.1.1 of PIMCO
               Advisors Holdings L.P.'s Registration Statement No.
               333-39585 on Form S-1)

    EXHIBIT
      NO.                              DESCRIPTION
    -------                            -----------
      3.1.2    Assignment of General Partner Interest and Amendment to
               Amended and Restated Agreement of Limited Partnership of
               PIMCO Advisors Holdings L.P. dated November 4, 1997
               (Incorporated by reference to Exhibit 3.1.2 of PIMCO
               Advisors Holdings L.P.'s Registration Statement No.
               333-39585 on Form S-1)
      3.1.3    Assignment of General Partner Interest and Amendment to
               Amended and Restated Agreement of Limited Partnership of
               PIMCO Advisors Holdings L.P. dated November 4, 1997
               (Incorporated by reference to Exhibit 3.1.3 of PIMCO
               Advisors Holdings L.P.'s Registration Statement No.
               333-39585 on Form S-1)
      3.1.4    Amendment to Amended and Restated Agreement of Limited
               Partnership Agreement of PIMCO Advisors Holdings L.P. dated
               November 4, 1997 (Incorporated by reference to Exhibit 3.1.4 of PIMCO Advisors Holdings L.P.'s Registration Statement No.
               333-39585 on Form S-1)
      3.1.5    Amendment to Amended and Restated Limited Partnership
               Agreement of PIMCO Advisors Holdings L.P. dated December 1,
               1997 (Incorporated by reference to Exhibit 3.1.5 of PIMCO
               Advisors Holdings L.P.'s Registration Statement No.
               333-39585 on Form S-1)
      3.1.6    Amendment to Amended and Restated Limited Partnership
               Agreement of PIMCO Advisors Holdings L.P. dated December 1,
               1997 (Incorporated by reference to Exhibit 3.1.6 of PIMCO
               Advisors Holdings L.P.'s Registration Statement No.
               333-39585 on Form S-1)
      4.1      Form certificate of Limited PIMCO Holdings Units
               (Incorporated by reference to Exhibit 4.1 of PIMCO Advisors
               Holdings Annual Report on Form 10-K for the fiscal year
               ended December 31, 1997)
     *5.1      Opinion and consent of Kenneth M. Poovey regarding the
               validity of the PIMCO Holdings Units being exchanged for
               PIMCO Advisors Units
     10.1      Acquisition Agreement dated August 17, 1995 among
               Oppenheimer Capital, Quest for Value Advisors, Quest for
               Value Distributors and Oppenheimer Management Corporation
               (Incorporated by reference to Exhibit 10.1 of the PIMCO
               Advisors Holdings L.P.'s Form 10-Q for the fiscal quarter
               ended October 31, 1995)
     10.2      Form of Indemnification Agreement executed by certain
               officers of the Registrant and certain directors of Thomson
               McKinnon Asset Management Inc. (Incorporated by reference to
               Exhibit 10.21 of Thomas McKinnon Asset Management L.P.'s
               Report No. 33-17227 on Form 10-Q for the fiscal quarter
               ended June 30, 1990)
     10.3      Form of Indemnification Agreement executed by certain
               directors of Thomson Advisory Group, Inc. (Incorporated by reference to Exhibit 10.22 of Thomson Advisory Group L.P.'s
               Report No. 33-17227 on Form 10-Q for the quarter ended
               September 30, 1990)
     10.3.1    Form of Amendment No. 1 to Indemnification Agreement
               (Incorporated by reference to Exhibit 10.46 of Thomson
               Advisory Group L.P.'s Report No. 33-17227 on Form 10-Q for
               the fiscal quarter ended March 31, 1991)
     10.4      Credit Agreement dated as of April 12, 1996 between PIMCO
               Advisors L.P. as borrower and Citicorp USA, Inc. as initial lender and agent (Incorporated by reference to Exhibit 10.23 of PIMCO Advisors L.P.'s Report on Form 10-Q for the fiscal quarter ended March 31, 1996)
     10.5      Registration Rights Agreement dated as of November 15, 1994, among the Funds, PFAMCo Partners and Individuals (as such
               terms are defined therein) (Incorporated by reference to
               PIMCO Partners G.P.'s Schedule 13D filed November 25, 1994)

    EXHIBIT
      NO.                              DESCRIPTION
    -------                            -----------
     10.6      Amended and Restated Operating Agreement between PIMCO
               Advisors L.P. and PIMCO Advisors Holdings L.P. dated January
               1, 1998 (Incorporated by reference to Exhibit 10.6 of PIMCO
               Advisors Holdings Annual Report on Form 10-K for the fiscal year ended December 31, 1997)
     10.7      Amended and Restated Agreement of Limited Partnership of
               PIMCO Advisors L.P. dated December 31, 1997 (Incorporated by reference to Exhibit 10.7 of PIMCO Advisors Holdings Annual
               Report on Form 10-K for the fiscal year ended December 31,
               1997)
     10.8      Agreement and Plan of Merger dated November 4, 1997 (Opgroup
               Transaction) (Incorporated by reference to Exhibit 10.1 of
               PIMCO Advisors L.P.'s Report on Form 8-K/A dated November 4,
               1997)
     10.9      Put Right dated November 4, 1997 (Incorporated by reference to Exhibit 10.2 of PIMCO Advisors L.P.'s Report on Form
               8-K/A dated November 4, 1997)
     10.10     Exchange Right dated November 4, 1997 (Incorporated by
               reference to Exhibit 10.3 of PIMCO Advisors L.P.'s Report on
               Form 8-K/A dated November 4, 1997)
     10.11     Note Agreement dated November 4, 1997 (Incorporated by
               reference to Exhibit 10.4 of PIMCO Advisors L.P.'s Report on
               Form 8-K/A dated November 4, 1997)
     10.12     Contribution Agreement dated November 4, 1997 (Incorporated by reference to Exhibit 10.5 of PIMCO Advisors L.P.'s Report on Form 8-K/A dated November 4, 1997)
     10.13     Certificate of Long Term Indemnity Indebtedness dated
               November 4, 1997 (Incorporated by reference to Exhibit 10.6 of PIMCO Advisors L.P.'s Report on Form 8-K/A dated November
               4, 1997)
     10.14     Amended and Restated Release and Indemnity Agreement dated
               November 4, 1997 (Incorporated by reference to Exhibit 10.65 of PIMCO Advisors Holdings L.P.'s Registration Statement No.
               333-39585 on Form S-1)
     10.15     Amended and Restated Tax Indemnity Agreement dated November
               4, 1997 (Incorporated by reference to Exhibit 10.66 of PIMCO
               Advisors Holdings L.P.'s Registration Statement No.
               333-39585 on Form S-1)
     10.16     Registration Rights Agreement dated November 4, 1997
               (Incorporated by reference to Exhibit 10.7 of PIMCO Advisors
               L.P.'s Report on Form 8-K/A dated November 4, 1997)
     10.17     Agreement and Plan of Merger dated November 4, 1997
               (Oppenheimer Capital Merger) (Incorporated by reference to
               Exhibit 10.68 of PIMCO Advisors Holdings L.P.'s Registration
               Statement No. 333-39585 on Form S-1)
     10.18     First Amendment to Agreement and Plan of Merger dated as of
               November 4, 1997 (Oppenheimer Capital Merger) (Incorporated
               by reference to Exhibit 10.69 of PIMCO Advisors Holdings
               L.P.'s Registration Statement No. 333-39585 on Form S-1)
     10.19     Amended and Restated Unit Purchase Agreement dated November
               4, 1997 (Incorporated by reference to Exhibit 10.70 of PIMCO
               Advisors Holdings L.P.'s Registration Statement No.
               333-39585 on Form S-1)
     10.20     Restructuring Contribution and Issuance Agreement dated
               December 31, 1997 (Incorporated by reference to Exhibit
               10.20 of PIMCO Advisors Holdings Annual Report on Form 10-K
               for the fiscal year ended December 31, 1997)
     10.21     Written Action dated November 4, 1997 (Delegation to the
               Management Board of PIMCO Advisors Holdings L.P.)
               (Incorporated by reference to Exhibit 10.21 of PIMCO
               Advisors Holdings Annual Report on Form 10-K for the fiscal year ended December 31, 1997)

    EXHIBIT
      NO.                              DESCRIPTION
    -------                            -----------
     10.22     Written Action dated November 28, 1997 (Delegation to the
               Management Board of PIMCO Advisors L.P.) (Incorporated by
               reference to Exhibit 10.22 of PIMCO Advisors Holdings Annual
               Report on Form 10-K for the fiscal year ended December 31,
               1997)
     10.24     Profit Sharing Plan for Pacific Investment Management
               Company (Incorporated by reference to Exhibit 10.5 of PIMCO
               Advisor's Report on Form 10-K for the fiscal year ended
               December 31, 1994)
     10.25     Profit Sharing Plan for Columbus Circle Investors
               (Incorporated by reference from Thomson Advisory Group
               L.P.'s Report on Form 8-K dated July 11, 1994)
     10.26     Form of Profit Sharing Plan for Investment Management Firms
               (Incorporated by reference from Thomson Advisory Group
               L.P.'s Report on Form 8-K dated July 11, 1994)
     10.27     Blairlogie Loss Reimbursement and Recapture Agreement
               (Incorporated by reference from Thomson Advisory Group
               L.P.'s Report on Form 8-K dated July 11, 1994)
     10.28     Form of Class I Option Amendment Agreement (Incorporated by
               reference from Thomson Advisory Group L.P.'s Report on Form
               8-K dated July 11, 1994)
     10.29     Form of Class II Option Amendment Agreement (Incorporated by
               reference from Thomson Advisory Group L.P.'s Report on Form
               8-K dated July 11, 1994)
     10.30     Form of Option Agreement (Incorporated by reference to
               Exhibit 2.13 of Thomson Advisory Group L.P.'s Registration
               Statement No. 33-84914 on Form S-4)
     10.31     PIMCO Advisors L.P. 401(k) Savings and Investment Plan
               (Incorporated by reference to Exhibit 10.10 of Thomson
               Advisory Group L.P.'s Report on Form 10-K for the fiscal
               year ended December 31, 1991)
     10.31.1   First Amendment to the PIMCO Advisors L.P. 401(k) Savings
               and Investment Plan (Incorporated by reference to Exhibit
               10.10(b) of Thomson Advisory Group L.P.'s Report on Form
               10-K for the fiscal year ended December 31, 1993)
     10.31.2   PIMCO Advisors L.P. 401(k) Savings and Investment Plan
               Submitter Amendment (Incorporated by reference to Exhibit
               10.10(c) of Thomson Advisory Group L.P.'s Report on Form
               10-K for the fiscal year ended December 31, 1993)
     10.31.3   Third Amendment to the PIMCO Advisors L.P. 401(k) Savings
               and Investment Plan (Incorporated by reference to Exhibit
               10.18(E) of PIMCO Advisors L.P.'s Report on Form 10-K for
               the fiscal year ended December 31, 1994)
     10.31.4   Fourth Amendment to the PIMCO Advisors L.P. 401(k) Savings
               and Investment Plan (Incorporated by reference to Exhibit
               10.18(F) of PIMCO Advisor L.P.'s Report on Form 10-K for the
               fiscal year ended December 31, 1994)
     10.32     Employment Agreement: David B. Breed (Incorporated by
               reference to Exhibit 10.25 of PIMCO Advisors L.P.'s Report on Form 10-K for the fiscal year ended December 31, 1996)
     10.33     Employment Agreement: William D. Cvengros (Incorporated by
               reference from Thomson Advisory Group L.P.'s Report on Form
               8-K dated July 11, 1994)
     10.34     Employment Agreement: Donald A. Chiboucas (Incorporated by
               reference from Thomson Advisory Group L.P.'s Report on Form
               8-K dated July 11, 1994)
     10.35     Employment Agreement: William H. Gross (Incorporated by
               reference to Exhibit 10.26 of PIMCO Advisors L.P.'s Report on Form 10-K for the fiscal year ended December 31, 1996)
     10.36     Employment Agreement: Brent R. Harris (Incorporated by
               reference to Exhibit 10.28 of PIMCO Advisors L.P.'s Report on Form 10-K for the fiscal year ended December 31, 1996)

    EXHIBIT
      NO.                              DESCRIPTION
    -------                            -----------
     10.37     Employment Agreement: William F. Podlich, III (Incorporated
               by reference to Exhibit 10.31 of PIMCO Advisors L.P.'s
               Report on Form 10-K for the fiscal year ended December 31,
               1996)
     10.38     Employment Agreement: William S. Thompson, Jr. (Incorporated
               by reference to Exhibit 10.32 of PIMCO Advisors L.P.'s
               Report on Form 10-K for the fiscal year ended December 31,
               1996)
     10.39     Employment Agreement: Benjamin L. Trosky (Incorporated by
               reference to Exhibit 10.33 of PIMCO Advisors L.P.'s Report on Form 10-K for the fiscal year ended December 31, 1996)
     10.40     Form of Manager Employer Agreement (Incorporated by
               reference from Thomson Advisory Group L.P.'s Report on Form
               8-K dated July 11, 1994)
     10.41     Office Lease dated as of February 19, 1998 by and between
               California State Teachers Retirement System and Pacific
               Investment Management Company (Incorporated by reference to
               Exhibit 10.43 of PIMCO Advisors Holdings Annual Report on
               Form 10-K for the fiscal year ended December 31, 1997)
     10.42     Lease with respect to premises at 33 Maiden Lane, New York
               (Incorporated by reference from exhibit 10.9 on Form 10-K of
               Oppenheimer Capital, L.P. for its fiscal year ended April
               30, 1994)
     10.43     Lease with respect to premises at World Financial Center,
               Tower B, New York (Incorporated by reference in the Annual
               Report on Form 10-K of Oppenheimer Capital, L.P. for its
               fiscal year ended April 30, 1993)
     10.44     1998 Unit Incentive Plan of PIMCO Advisors Holdings L.P. and
               PIMCO Advisors L.P. (Incorporated by reference from Exhibit
               10.1 of PIMCO Advisors Holdings L.P. Quarterly Report on
               Form 10-Q for the quarter ended March 31, 1998)
     10.45     Executive Deferred Compensation Plan of PIMCO Advisors
               Holdings L.P. and PIMCO Advisors L.P. (Incorporated by
               reference from Exhibit 10.2 of PIMCO Advisors Holdings L.P.
               Quarterly Report on Form 10-Q for the quarter ended March
               31, 1998)
     10.46     Long Term Credit Agreement dated as of May 12, 1998 among
               PIMCO Advisors L.P., Nations Bank, N.A., Deutsche Bank,
               N.A., New York branch, Union Bank of California, N.A.,
               Citibank, N.A. and the financial institutions set forth on the signature pages thereof (Incorporated by reference from
               PIMCO Advisors Holdings L.P. Current Report on Form 8-K,
               dated May 12, 1998)
     10.47     Short-Term Credit Agreement dated as of May 12, 1998 among
               PIMCO Advisors L.P., Nations Bank, N.A., Deutsche Bank,
               N.A., New York branch, Union Bank of California, N.A.,
               Citibank, N.A. and the financial institutions set forth on the signature pages thereof (Incorporated by reference from
               PIMCO Advisors Holdings L.P. Current Report on Form 8-K,
               dated May 12, 1998)
     21        Subsidiaries of Registrant (Incorporated by reference to
               Exhibit 21 of PIMCO Advisors Holdings L.P. Annual Report on
               Form 10-K for the fiscal year ended December 31, 1997)
    *23.1      Consent of Kenneth M. Poovey (included as part of Exhibit
               5.1)
     23.2      Consent of Price Waterhouse LLP
     23.3      Consent of Deloitte & Touche LLP
     27        Financial Data Schedule (Incorporated by reference to
               Exhibit 27 of PIMCO Advisors Holdings Annual Report on Form
               10-K for the fiscal year ended December 31, 1997)


---------------

* Previously filed.

SCHEDULES OMITTED

     Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (d)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1. to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California on May 29, 1998.


                                          PIMCO ADVISORS HOLDINGS, L.P.

                                          By:    /s/ WILLIAM D. CVENGROS
                                            ------------------------------------
                                                    William D. Cvengros
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                       SIGNATURE                                     TITLE                    DATE
                       ---------                                     -----                    ----

                /s/ WILLIAM D. CVENGROS                   President and Chief             May 29, 1998
--------------------------------------------------------  Executive Officer, Board
                  William D. Cvengros                     Member (Principal Executive
                                                          Officer)

*                                                         Senior Vice President, Chief    May 29, 1998
--------------------------------------------------------  Financial Officer, Board
Robert M. Fitzgerald                                      Member (Principal Financial
                                                          and Accounting Officer)

*                                                         Chief Operating Officer,        May 29, 1998
--------------------------------------------------------  General Counsel, Board
Kenneth M. Poovey                                         Member

*By:            /s/ WILLIAM D. CVENGROS
     ---------------------------------------------------
                  William D. Cvengros
                    Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                            DESCRIPTION
  -------                           -----------
   23.2     Consent of Price Waterhouse LLP
   23.3     Consent of Deloitte & Touche LLP